PURCHASE AGREEMENT


                                     between


                               AMERICO LIFE, INC.

                                       and

                   ROBERT L. MYER, GREAT SOUTHERN GROUP, INC.
               MARKETING SYSTEMS GROUP, INC., NAP PARTNERS, INC.,
                 and PENSION CONSULTANTS & ADMINISTRATORS, INC.
                            Dated: September __, 1998




                               PURCHASE AGREEMENT

         This Purchase Agreement (the "Agreement") is made and entered into as of this ___ day of September, 1998, by and among Americo Life, Inc., a Missouri corporation, as buyer ("Buyer"), and the following selling parties: Robert L. Myer, an individual residing in Travis County, Texas ("Myer"), Great Southern Group, Inc., a Tennessee corporation ("GSG"), Marketing Systems Group, Inc., a Texas corporation ("MSG"), NAP Partners, Inc., a Texas corporation ("NAPP"), and Pension Consultants & Administrators, Inc., a Texas corporation ("PCA"). GSG and MSG are sometimes collectively referred to herein as the "Marketing Companies."

         WITNESSETH:

         WHEREAS, Myer owns (a) all of the issued and outstanding capital stock of PCA, MSG, GSG, NAPP, NAP Life Insurance Company, a Texas corporation ("NAP Life"), and Strider Marketing Group, Inc., a Texas corporation ("Strider"); (b) 50% of the issued and outstanding capital stock of Aragon Financial Services, Inc. ("Aragon"); and (c) 50% of the issued and outstanding capital stock of College Insurance Group, Inc., a Missouri corporation ("CIG"); and

         WHEREAS, United Fidelity Life Insurance Company, a wholly owned subsidiary of Buyer ("UFL"), owns the other 50% of the issued and outstanding capital stock of CIG; and

         WHEREAS, CIG owns all of the outstanding capital stock of (a) Financial Assurance Life Insurance Company, a Texas corporation ("FAI"), and Annuity Service Corp., a Texas corporation ("ASC"); and

         WHEREAS, Buyer wishes to purchase from Myer, and Myer wishes to sell to Buyer, all of the issued and outstanding capital stock of PCA (the "PCA Shares"), all of the issued and outstanding capital stock of NAPP (the "NAPP Shares") and all 1,000 shares of the issued and outstanding capital stock of CIG owned by Myer (the "CIG Shares"), in each case on the terms and in accordance with the provisions hereinafter set forth; and

         WHEREAS, the Marketing Companies each possess certain tangible and intangible assets used in their respective marketing operations, and Buyer wishes to purchase from the Marketing Companies, and the Marketing Companies wish to sell to Buyer, certain of such tangible and intangible assets, in each case on the terms and in accordance with the provisions hereinafter set forth; and

         WHEREAS, Buyer wishes to engage the services of Myer as a marketing consultant in connection with the production of life and annuity insurance business for Buyer and its subsidiaries;

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS
         "ASC Claim" shall have the meaning provided in Section 11.3(b).

         "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" (and its derivative terms, including "controls" and "controlled by") shall mean the possession of the power to direct or cause the direction of the management and policies of a Person, unless such power is solely the result of an official position with or corporate office held by the Person. Control shall be presumed to exist if any Person, directly or indirectly, owns, controls, holds with the power to vote, or holds shareholders' proxies representing 10% or more of the voting securities of any other Person.

         "Aragon" shall have the meaning provided in the Recitals.

         "Arbiter" shall have the meaning provided in Section 2.5(b).

         "ASC" shall have the meaning provided in the Recitals.

         "Assignment and Assumption Agreements" shall have the meaning provided in Section 10.2(h).

         "Assumed Obligations" shall have the meaning provided in Section 2.6.

         "Bills of Sale" shall have the meaning provided in Section 10.2(g).

         "Buyer-Related  Entities" shall mean FHC, UFL, Great Southern, College
          Life, NFU and Ohio State.

         "Business Day" shall mean a day on which banks are open for business in Kansas City, Missouri, other than a Saturday or Sunday.

         "Buyer" shall have the meaning provided in the Preamble.

         "CIG" shall have the meaning provided in the Recitals.

         "CIG Shareholders' Agreement" shall mean that certain Shareholders' Agreement dated as of July 30, 1993, among CIG, Myer, UFL and FHC.

         "CIG Shareholders' Agreement Termination" shall have the meaning provided in Section 7.4(b).

         "CIG Shares" shall have the meaning provided in the Recitals.

         "Claim Notice" shall have the meaning provided in Section 11.3(a).

         "Closing" shall have the meaning provided in Section 10.1.

         "Closing Date" shall have the meaning provided in Section 10.1

         "Closing Date Payment" shall have the meaning provided in Section 2.4.

         "Closing  Date  Balance  Sheets"  shall have the  meaning  provided  in
Section 2.5(a).

         "College Life" shall mean The College Life Insurance Company of America.

         "Commercially Reasonable Efforts" of a party shall mean the reasonable efforts that a prudent Person desirous of achieving a result would use in similar circumstances, without the requirement that such party incur any reasonably unanticipated (as of the date hereof) out-of-pocket expenses or incur any other reasonably unanticipated burden or commence or pursue litigation in any Proceeding.

         "Common Control Entity" shall have the meaning provided in Section
          3.16(a)(ii).

         "Consulting Agreement" shall have the meaning provided in Section 7.3.

         "Contract" and "Contracts" shall have the meanings provided in
          Section 3.14.

         "Damages" shall have the meaning provided in Section 11.1.

         "Dispute Notice" shall have the meaning provided in Section 2.5(a).

         "Dispute Notice Date" shall have the meaning provided in Section
          2.5(a).

         "Encumbrances" shall mean any and all liens, security interests, pledges, charges, claims, conditions, equitable interests, restrictions, limitations, options, rights of first refusal or other encumbrances of any kind, character or description, whether or not of record, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

         "Equita Companies" shall mean shall mean Equita Financial and Insurance Services of Texas, Inc., a Texas corporation; Atiuqe Financial and Insurance Services, Inc., a Texas corporation; Equita Financial and Insurance Services, Inc., a Florida corporation; Atiuqe Financial and Insurance Services, Inc., a Florida corporation; Equita Financial and Insurance Services of Washington, Inc., a Washington corporation; and Atiuqe Financial and Insurance Services of Washington, Inc. a Washington corporation; each of which individually is an "Equita Company."

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations or published rulings promulgated or issued thereunder, as amended.

         "Estoppel Agreements" shall have the meaning provided in Section 5.8.

         "FAI" shall have the meaning provided in the Recitals.

         "FHC" shall mean Buyer's parent, Financial Holding Corporation, a Missouri corporation.

         "Financial Statements" shall have the meaning provided in Section 3.7.

         "Fixed Assets" shall mean all assets of the nature reflected on the Financial Statements as "Fixed Assets (Net)".

         "GAAP" shall mean generally accepted accounting principles consistently applied.

         "Governmental Body" shall mean any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-government authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "Great Southern" shall mean Great Southern Life Insurance Company, a Texas corporation wholly owned by Buyer.

         "GSG" shall have the meaning provided in the Preamble.

         "GSG General Agent's Contract" shall mean that certain General Agent's Contract dated as of February 1, 1991, between Great Southern and GSG (as successor in interest to Charles P. Henry and Carolyn Griffin), as amended by
(a) Addendum to General Agent's Contract dated as of February 1, 1991, (b) Letter Agreement dated as of February 2, 1994, (c) Assignment dated as of August 28, 1997, and (d) Assignment dated as of February 6, 1998.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as amended.

         "Indemnified Party" shall mean a Person asserting a claim for indemnification under Section 11.1 or Section
-------------------------------------------------------------------------------
11.2.
-----

         "Indemnifying Party" shall mean a Person against whom a claim for indemnification under Section 11.1 or Section 11.2 hereof has been asserted.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

         "June 30 Pro Forma Balance  Sheets" shall have the meaning  provided in
Section 2.3.

         "knowledge" (and its derivative terms, including "know" and "knowingly") shall mean, with respect to the entities listed below, the actual knowledge of the individuals listed below opposite each of such entities after reasonable inquiry of the appropriate personnel of, and a review of the relevant records of, such entity and its Affiliates with respect to the matter in question:

         Entity                    Individuals

         PCA, NAPP,                Myer, Pat Tedrow, Bill Hudson, Bill Klepac,
         Marketing Companies       Caryolyn Griffin, Gary Teisch, Mike Cochran
         and ASC

         Buyer                     Gary Muller, Gary Jenkins, Donna Kinnaird,
                                   Dave Hill and Bob Thomas

         "Lease" and "Leases" shall have the meanings provided in Section 3.13.

         "Lease Assignments" and "Landlord Consents" shall have the meanings provided in Section 10.2(i).

         "Loyalty" shall have the meaning provided in Section 3.19.

         "Market Conduct Activities" means the marketing, solicitation, application, underwriting, acceptance, sale, purchase, operation, retention, administration, replacement, conversion, surrender, partial surrender, loans respecting, withdrawal and/or termination of any insurance policy or annuity (for purposes of this definition, each a "policy"), and all acts, omissions, facts, matters, transactions, occurrences or oral or written statements or representations made in connection with or directly or indirectly relating to such activities.

         "Marketing Agreement" shall mean that certain Marketing Agreement dated as of February 1, 1993, among NAPP, FHC, UFL and certain Affiliates of FHC, as amended by (i) Letter Agreement dated as of July 31, 1993, and (ii) Assignment Agreement dated as of May 1, 1995, in which NAPP assigned all of its rights and obligations under the Marketing Agreement to MSG (remaining obligated thereon, however).

         "Marketing Agreement Termination" shall have the meaning provided in
          Section 7.4(c).

         "Marketing Companies" shall have the meaning provided in the Preamble.

         "Marketing  Companies  Net Assets"  shall have the meaning  provided in
Section 2.3(d).

         "Marketing Companies Pro Forma Balance Sheet" shall have the meaning provided in ss. 2.3.

         "MSG" shall have the meaning provided in the Preamble.

         "Multiemployer Plan" shall have the meaning provided in Section
          3.16(a)(ii).

         "Myer" shall have the meaning provided in the Preamble.

         "Myer Warranting Parties" shall have the meaning provided in the Preamble of Article III.

         "NAP Life" shall have the meaning provided in the Recitals.

         "NAPP" shall have the meaning provided in the Preamble.

         "NAPP Net Assets" shall have the meaning provided in Section 2.3(c).

         "NAPP Pro Forma Balance Sheet" shall have the meaning provided in ss. 2.3.

         "NAPP Shares" shall have the meaning provided in the Recitals.

         "Net Assets" shall have the meaning provided in Section 2.3.

         "New Trailers" shall have the meaning provided in the New Trailer Agreement, which meaning is incorporated herein by this reference.

         "NFU" means National Farmers Union Life Insurance Company, a Texas corporation and wholly-owned subsidiary of Great Southern.

         "Ohio State" shall mean The Ohio State Life Insurance Company, an Ohio corporation.

         "Old Trailers" shall have the meaning provided in the Old Trailer Agreement, which meaning is incorporated herein by this reference.

         "Payroll Slot Agreement" shall have the meaning provided in Section
7.1.

         "PBGC" shall have the meaning provided in Section 3.16(b)(iv).

         "PCA" shall have the meaning provided in the Preamble.

         "PCA Net Assets" shall have the meaning provided in Section 2.3(b).

         "PCA Pro Forma Balance Sheets" shall have the meaning provided in ss. 2.3.

         "PCA Shares" shall have the meaning provided in the Recitals.

         "Pension Plan" shall have the meaning provided in Section 3.16(a)(iii).

         "Person" shall mean any individual, corporation, general or limited partnership, association, limited liability company, joint venture, trust, unincorporated association or organization or government or political subdivision thereof.

         "Plans" shall have the meaning provided in Section 3.16(a).

         "Proceeding" shall mean any action, arbitration, audit, examination, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before or otherwise involving, any court, administrative agency or arbitrator, whether at law, equity or otherwise.

         "Product Development Agreement" means that certain Product Development Agreement dated as of February 1, 1993, among MSG, Strider and all parties to the Marketing Agreement except NAPP, as amended by (a) Letter Agreement dated as of July 31, 1993, and (b) Bonus Assignment Agreement dated as of January 1, 1995.

         "Product Development Agreement Termination" shall have the meaning provided in Section 7.4(a).

         "Purchase Price" shall have the meaning provided in Section 2.3.

         "Purchase Price Adjustment Amount" shall have the meaning provided in
          Section 2.5(a).

         "Purchased Assets" shall have the meaning provided in Section 2.2.

         "Qualifying Period" shall have the meaning set forth in the New Trailer Agreement, which meaning is incorporated herein by this reference.

         "Qualifying Production" shall have the meaning set forth in the New Trailer Agreement, which meaning is incorporated herein by this reference.

         "SAP" shall mean the accounting practices required or permitted by the National Association of Insurance Commissioners and the insurance regulatory authorities of the State of Texas, consistently applied throughout the specified period and in the immediately prior comparable period.

         "Services Agreement" shall have the meaning provided in Section 7.7.

         "Strider" shall have the meaning provided in the Recitals.

         "Third Party Claim" shall have the meaning provided in Section 11.3(a).

         "Third Party Trailers" shall mean the rights of NAPP to receive any compensation under that certain Marketing Agreement dated as of February 1, 1991, among NAPP, Life Partners Group, Inc., Massachusetts General Life Insurance Company, Philadelphia Life Insurance Company and Wabash Life Insurance Company, as amended by (a) Letter Agreement dated as of February 1, 1991, (b) Letter Agreement dated as of February 1, 1991, (c) Amendment to Agreements dated as of January 1, 1996, and (d) Addendum to Amendment of Agreements dated as of January 1, 1996.

         "Trailer Agreements" shall have the meaning provided in Section 7.6.

         "Transaction Documents" shall mean the Consulting Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the Payroll Slot Agreement, the Aragon Stock Agreement, the Lease Assignments and Landlord Consents, the Estoppel Agreements, the Product Development Agreement Termination, the CIG Shareholders' Agreement Termination, the Marketing Agreement Termination, the GSG General Agent's Contract Termination, the Trailer Agreements and the Services Agreement.

         "UFL" shall have the meaning provided in the Recitals.

         "Welfare Plan" shall have the meaning provided in Section 3.16(a)(i).

         "Year 2000 Compliant" means that all computer hardware, including microprocessors and other electronic data processing equipment, computer application software and other electronic media or records, computer operating systems and related software, computer networks, microprocessors (computer chips) not part of any computer system, and any other computerized or electronic equipment and components, and any other products and any services, data, processing, or other functions or assets that directly or indirectly use or rely upon, in any manner, any of the items listed herein, will be able to accurately and timely process, sequence, calculate, compare, interpret, recognize and manipulate data from, into, between and involving the years 1999 and 2000 (including but not limited to the dates 1/1/1999, 9/9/1999, 1/1/2000, and 2/29/2000), and will accurately and timely create, store and generate data related to or involving all dates, and will otherwise function normally, without errors or omissions.


                                   ARTICLE II
                     PURCHASE AND SALE OF SHARES AND ASSETS
         2.1 Share Transfers. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date Myer shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase and accept from Myer, the PCA Shares, the NAPP Shares and the CIG Shares, free and clear of all Encumbrances.

         2.2 Asset Transfers. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date the Marketing Companies shall sell, convey, transfer, assign, and deliver to Buyer, and Buyer shall purchase and accept from the Marketing Companies, the following assets (collectively, the "Purchased Assets"), free and clear of all Encumbrances (except as set forth on
Schedule 2.2):

a)       those  tangible  assets of the  Marketing  Companies  described on
         Schedule 3.10 and marked with an asterisk ("*");

b)       the accounts receivable of the Marketing Companies described on
         Schedule 3.11;

c) the intellectual property rights of the Marketing Companies described on Schedule 3.12;

d)   the  rights of the  Marketing  Companies  under  the  Leases  described  on
     Schedule 3.13 and marked with an asterisk ("*"); and

e) the  rights of the  Marketing  Companies  under the  Contracts  described  on
Schedule 3.14.

         2.3 Purchase Price. Attached hereto as Schedules 2.3(b), (c) and (d), respectively, are pro forma balance sheets of PCA, NAPP and the Marketing Companies as of June 30, 1998, reflecting (i) the PCA Net Assets, the NAPP Net Assets and the Marketing Companies Net Assets (collectively, the "Net Assets") to be included in the calculation of the Purchase Price, (ii) those assets of PCA, NAPP or the Marketing Companies to be retained by or transferred to Myer or his designated Affiliates, and (iii) those obligations of PCA or NAPP to be assumed by Myer or his designated Affiliates (individually, the "PCA Pro Forma Balance Sheet," the "NAPP Pro Forma Balance Sheet" and the "Marketing Companies Pro Forma Balance Sheet" and collectively, the "June 30 Pro Forma Balance Sheets").
Schedule 2.3(e) is a listing, by company, of the Fixed Assets.

         The aggregate purchase price for each of the PCA Shares, the NAPP Shares, the CIG Shares and the Purchased Assets (collectively, the "Purchase Price") shall be as follows:

a) For the CIG Shares, the sum of Six Million Two Hundred Thirty Six Thousand Four Hundred Seventy Eight Dollars ($6,236,478);

b) For the PCA Shares, the sum of (i) Five Hundred Thousand Dollars ($500,000), plus (ii) Two Hundred Eighty Seven Thousand Two Hundred Seventy Dollars ($287,270) for the assets of PCA described on the PCA Pro Forma Balance Sheet as being retained by PCA, net of the liabilities of PCA shown on such balance sheet as being retained by PCA (the "PCA Net Assets");

c) For the NAPP Shares, the sum of (i) One Hundred Thousand Dollars ($100,000), plus (ii) Three Million Fourteen Thousand Nine Hundred Twenty Five Dollars ($3,014,925) for the assets of NAPP described on the NAPP Pro Forma Balance Sheet as being retained by NAPP, net of the liabilities of NAPP shown on the NAPP Pro Forma Balance Sheet as being retained by NAPP (the "NAPP Net Assets"); and

d) For the Purchased Assets, the sum of (i) Four Million Nine Hundred Thousand Dollars ($4,900,000) plus (ii) Seven Hundred Sixteen Thousand One Hundred Ninety Six Dollars ($716,196) for the assets of the Marketing Companies described in
Section 2.2 above (including the assets described on the Marketing Companies Pro Forma Balance Sheet to be transferred to Buyer), net of the obligations of the Marketing Companies described in the Marketing Companies Pro Forma Balance Sheet as being assumed by Buyer (the "Marketing Companies Net Assets");

         As additional consideration for the Purchased Assets, subject to Buyer's rights under Section 5.13, Buyer shall pay to the Marketing Companies, in cash, $5,000,000 in five annual payments of $1,000,000 each, together with interest on the amount remaining unpaid from the Closing at a rate per annum equal to 7%, with the first of such payments commencing on January 1, 2000, and subsequent payments being made on January 1 of 2001, 2002, 2003 and 2004, in each case via wire transfer to such bank account(s) as Myer shall designate in writing to Buyer.

         If the cumulative Qualifying Production in the Qualifying Period is less than $150,000,000, then Myer shall repay to Buyer $7,500,000 in cash, upon demand, together with interest at a rate per annum equal to 7% from the Closing Date. Such obligation of Myer may be collected by Buyer pursuant to the set off provisions of Section 5.13.

         2.4 Closing Date Payment. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date Buyer shall deliver to Myer and the Marketing Companies, via wire transfer to such bank account(s) as Myer shall designate in writing to Buyer, the Purchase Price.

         2.5      Post Closing Adjustment to Purchase Price.

         (a) As soon as practicable, but in any event within 45 calendar days following the Closing Date, Buyer shall, at its expense, prepare and deliver to Myer (i) balance sheets of PCA, NAPP and the Marketing Companies as of the Closing Date, and statements of operations for each of such companies for the period from June 30, 1998, through the Closing Date, each of which balance sheets and statements of operations shall be prepared on a basis in all respects consistent with, and using the same methodology as was used to prepare, the June 30 Pro Forma Balance Sheets (collectively, the "Closing Date Pro Forma Financial Statements"), and (ii) Buyer's reconciliation of the Net Assets as reflected in the June 30 Pro Forma Balance Sheets (with the June 30 Net Assets increased by the net income, or decreased by the net losses, realized by such companies from June 30, 1998, through the Closing Date, as reflected in the statements of operations included in the Closing Date Pro Forma Financial Statements) with the Net Assets as reflected in the Closing Date Balance Sheets. The aggregate of the net differences between the Net Assets as reflected in each of the June 30 Pro Forma Balance Sheets (as so adjusted for net income or net losses from June 30, 1998, through the Closing Date) and the Net Assets as reflected in each of the Closing Date Pro Forma Financial Statements shall be the "Purchase Price Adjustment Amount."

         If Myer does not agree with the Closing Date Pro Forma Financial Statements as prepared by Buyer or Buyer's calculation of the Purchase Price Adjustment Amount, Myer shall provide notice of such disagreement to Buyer (the "Dispute Notice," and the date of its delivery, the "Dispute Notice Date"). If Myer and Buyer are unable to agree on the resolution of such disagreement within 30 calendar days following the Dispute Notice Date, Myer and Buyer shall resolve such disagreement in accordance with the procedures set forth in Section 2.5(b).

         (b) Buyer and Myer shall each select an independent certified public accountant within 30 calendar days after the Dispute Notice Date for the purpose of selecting a third independent certified public accountant with a regional or national accounting practice in the life insurance industry (the "Arbiter"). Such accountants shall mutually select the Arbiter and give a written notice to Buyer and Myer identifying the Arbiter, including a written acceptance of such appointment from the Arbiter, within twenty Business Days after the last of the two of them is selected. The Arbiter shall not have performed services for either Buyer or Myer or any of their respective Affiliates within the preceding three years and shall not have testified in any dispute in which either Buyer or Myer or any of their respective Affiliates was involved as a party; provided, however, that Buyer and Myer may waive such restriction in writing if they mutually agree to such waiver.

         Each party shall submit to the Arbiter all information reasonably requested by the Arbiter to enable the Arbiter to independently resolve the issue that is the subject of the Dispute Notice. The Arbiter shall make its own determination of the Purchase Price Adjustment Amount, which may not be less than the Purchase Price Adjustment Amount, as prepared by Buyer, and may not be greater than the Purchase Price Adjustment Amount, as claimed by Myer. The Arbiter shall issue a written report of its determination in reasonable detail and shall deliver a copy of such report to Myer and Buyer within 20 Business Days following the Arbiter's receipt of the Dispute Notice. The determination made by the Arbiter shall be final and binding and may be enforced by any court having jurisdiction. The parties shall cooperate fully in assisting the Arbiter in determining the Purchase Price Adjustment Amount and shall take such actions as are necessary to expedite and to cause the Arbiter to expedite such calculation.

         Each of Myer and Buyer shall pay one-half of the total fees and expenses of the Arbiter. Each party shall bear all costs associated with its own appointed independent certified public accountant.

         (c) The Closing Date Pro Forma Financial Statements and the Purchase Price Adjustment Amount shall be deemed to be final upon the earliest of (i) the date on which Myer and Buyer jointly agree that they are final, (ii) the 31st calendar day following the date of delivery of the Closing Date Pro Forma Financial Statements and the Purchase Price Adjustment Amount by Buyer to Myer pursuant to Section 2.5(a), if Myer has not provided Buyer with a Dispute Notice, and (iii) the date on which all disputes between Buyer and Myer relating to the Closing Date Pro Forma Financial Statements and the Purchase Price Adjustment Amount are resolved in accordance with Section 2.5(b).

         (d) If the Net Assets as reflected in the Closing Date Pro Forma Financial Statements are greater than the Net Assets as reflected in the June 30 Pro Forma Balance Sheets (as such June 30 Net Assets are adjusted for net income or net losses during the period from June 30, 1998, through the Closing Date as described in Section 2.5(a)), Buyer shall pay to Myer an amount equal to the Purchase Price Adjustment Amount. If the Net Assets as reflected in the Closing Date Pro Forma Financial Statements are less than the Net Assets as reflected in the June 30 Pro Forma Balance Sheets (as such June 30 Net Assets are adjusted for net income or net losses during the period from June 30, 1998, through the Closing Date as described in Section 2.5(a)), Myer shall pay to Buyer an amount equal to the Purchase Price Adjustment Amount. On or before the 20th Business Day following the date on which, pursuant to Section 2.5(c), the Closing Date Pro Forma Financial Statements and the Purchase Price Adjustment Amount are deemed to be final, Myer or Buyer, as the case may be, shall pay the Purchase Price Adjustment Amount to the other party by wire transfer of immediately available funds to such bank account(s) as the recipient shall designate in writing, together with interest from the Closing Date at a rate per annum equal to 7%.

         2.6 Assumption of Obligations. Except as expressly set forth in this Agreement, it is expressly understood and agreed that Buyer is not assuming, and shall not be liable for, any obligations of Myer or of either of the Marketing Companies other than (a) the obligations of the Marketing Companies described in the Marketing Companies Pro Forma Balance Sheet to be assumed by Buyer (including, without limitation, the vacation pay liabilities reflected on Schedule 3.16(g), trade payables and accrued expenses as of the Closing Date), and (b) the obligations of the Marketing Companies arising after the Closing under (i) the Leases described on Schedule 3.13 that are marked with an asterisk ("*"), and (ii) the Contracts described on Schedule 3.14 that are marked with an asterisk ("*") and (c) sick pay liabilities reflected in Schedule 3.16(g) (collectively, the "Assumed Obligations").

         2.7 Taxes. Myer and the Marketing Companies shall pay all sales and use taxes, if any, arising out of the transfer of the PCA Shares, the NAPP Shares, the CIG Shares and the Purchased Assets, and they shall pay their respective portions, prorated as of the Closing Date, of state and local personal property taxes relating to the PCA Shares, the NAPP Shares, the CIG Shares and the Purchased Assets. Buyer shall not be responsible for any business, occupation, withholding or other tax of Myer or either of the Marketing Companies, of any kind, related to any period before the Closing Date.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF MYER, PCA,
                        NAPP AND THE MARKETING COMPANIES

         Myer, PCA, NAPP and the Marketing Companies (collectively, the "Myer Warranting Parties") represent and warrant as follows:

         3.1 Organization and Authority. Each of PCA, NAPP, Aragon, Strider and the Marketing Companies (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all necessary corporate power to own its properties (including, with respect to the Marketing Companies, the Purchased Assets), to carry on its business as now owned and operated, and to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party, and (iii) is duly licensed, qualified or admitted to do intrastate business, and is in good standing, in the jurisdictions set forth on Schedule 3.1 opposite its name, and except as set forth on Schedule 3.1, there are no other jurisdictions in which the nature of its business or the nature, ownership or use of its properties makes such licensing, qualification or admission necessary.

         Each of PCA, NAPP, Aragon, Strider and the Marketing Companies has taken all corporate actions required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize the execution and delivery by it of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. Myer owns all of the issued and outstanding capital stock of the Marketing Companies and Strider and 50% of the issued and outstanding capital stock of Aragon.

         This Agreement has been duly executed and delivered by the Myer Warranting Parties and Sharon K. Myer and is the valid and binding obligation of each of them enforceable in accordance with its terms, and when the Transaction Documents have been executed and delivered, they each will be the valid and binding obligation of Myer, Aragon, Strider and Sharon K. Myer (as the case may be) enforceable in accordance with their respective terms, subject in each case to the qualifications (i) that the enforceability thereof may be limited by the effect of bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors, (ii) that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any Proceeding therefor may be brought, and (iii) that the validity, binding effect and enforceability hereof and thereof may be affected by applicable insurance laws, regulations or rules.

         3.2  Conflicts.  Except for the  approvals  and  filings  disclosed  in
Schedule 3.3, neither the execution and delivery by the Myer Warranting Parties of this Agreement and by Myer, Aragon and Strider of the Transaction Documents to which they are parties, nor the performance by any of such parties of their respective obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of the Articles of Incorporation or Bylaws of PCA, NAPP, Aragon, Strider or either of the Marketing Companies; (b) violate or be in conflict with or constitute a default under (or with the giving of notice or passage of time or both would violate or constitute a default under) any oral or written agreement, instrument, arrangement or understanding (including the Contracts) to which any of the Myer Warranting Parties, Aragon or Strider is a party or by which any of such parties may be bound or accelerate the maturity of any debt or other obligation of any of them; (c) require the consent of any other party or Governmental Body; (d) violate any statute, law, rule, regulation, judgment, decree, order of any Governmental Body to which any of such parties or their respective properties (including the Purchased Assets, the PCA Shares, the NAPP Shares and the CIG Shares) is subject; or (e) result in the imposition of any Encumbrance upon any of the Purchased Assets, the CIG Shares, the NAPP Shares or the PCA Shares.

         3.3 Consents. Except as set forth on Schedule 3.3, no consent, approval or authorization of, or declaration, filing or registration with, any
Governmental Body is required to be made or obtained by any of the Myer Warranting Parties, Aragon or Strider in connection with the execution and delivery by the Myer Warranting Parties of this Agreement and by Myer, Aragon and Strider of the Transaction Documents to which they are parties, the performance by any of such parties of their respective obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby and thereby.

         3.4 PCA Shares. The authorized capital stock of PCA consists of 100,000 shares of common stock, having a par value of $1.00 each, of which 1,852 shares (the PCA Shares) are issued and outstanding. All of the PCA Shares are validly issued, fully paid and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding securities, obligations, preemptive or other rights, subscriptions, warrants, options, phantom stock rights, calls, puts or other contracts (except for this Agreement) of any kind that give any Person the right to (i) redeem, purchase or otherwise receive or be issued any shares of capital stock of PCA (or any interest therein) or any securities or debt instruments of any kind convertible into or exchangeable for any shares of capital stock of PCA (or any interest therein) or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of such stock, or any rights to participate in the equity, income or election of directors or officers of PCA. Myer is the owner, beneficially and of record, of all of the PCA Shares, free and clear of all Encumbrances (other than the community property interest of his wife, Sharon
K. Myer). PCA does not own, directly or indirectly, any interest or investment (whether equity or debt) in any other corporation, partnership, business, trust or other entity.

         3.5 CIG Shares. To the knowledge of the Myer Warranting Parties, there are no outstanding securities, obligations, preemptive or other rights, subscriptions, warrants, options, phantom stock rights, calls, puts or other contracts (except for this Agreement) of any kind that give any Person the right to (i) redeem, purchase or otherwise receive or be issued any shares of capital stock of CIG (or any interest therein) or any securities or debt instruments of any kind convertible into or exchangeable for any shares of capital stock of CIG (or any interest therein) or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of such stock, or any rights to participate in the equity, income or election of directors or officers of CIG. Myer is the owner, beneficially and of record, of all of the CIG Shares, free and clear of all Encumbrances (other than the community property interest of his wife, Sharon K. Myer).

         3.6 NAPP Shares. The authorized capital stock of NAPP consists of 100,000 shares of common stock, having a par value of $.01 each, of which 1,000 shares (the NAPP Shares) are issued and outstanding. All of the NAPP Shares are validly issued, fully paid and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws. There are no outstanding securities, obligations, preemptive or other rights, subscriptions, warrants, options, phantom stock rights, calls, puts or other contracts (except for this Agreement) of any kind that give any Person the right to (i) redeem, purchase or otherwise receive or be issued any shares of capital stock of NAPP (or any interest therein) or any securities or debt instruments of any kind convertible into or exchangeable for any shares of capital stock of NAPP (or any interest therein) or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of such stock, or any rights to participate in the equity, income or election of directors or officers of NAPP. Myer is the owner, beneficially and of record, of all of the NAPP Shares, free and clear of all Encumbrances (other than the community property interest of his wife, Sharon K. Myer). NAPP does not own, directly or indirectly, any interest or investment (whether equity or debt) in any other corporation, partnership, business, trust or other entity.


         3.7      Financial Statements.

a) Schedule 3.7(a) sets forth the unaudited balance sheets of PCA, NAPP and the Marketing Companies as of September 30, 1997, December 31, 1997, March 31, 1998, and June 30, 1998, and the related unaudited statements of income and retained earnings for the periods ending on those dates, in each case certified by the respective chief financial officers of such parties as accurately reflecting the respective financial conditions of such parties for those periods (collectively, the "Financial Statements"). Except for sick pay obligations which have not been accrued but are reflected on Schedule 3.16(g), the Financial Statements are consistent with the books and records of such parties (which are themselves complete and accurate in all material respects), have been consistently maintained from period to period, and fairly present the respective financial positions of such parties as of the respective dates of the balance sheets included in the Financial Statements, and the results of their respective operations for the respective periods indicated; provided, however, that notwithstanding the foregoing, the parties acknowledge that between the September 30, 1997, and December 31, 1997 financial statements, the Marketing Companies began receiving commission advances on submitted applications, whereas previously all commissions were based on collected premiums.

b) The Myer Warranting Parties have previously delivered to Buyer the financial and other information described on Schedule 3.7(b) regarding the projected collectability of the NAPP receivable resulting from profit center advances. The net renewal commission rates indicated on Schedule 3.7(b) are consistent with the rates that the Myer Warranting Parties will be receiving as of the Closing Date, and the assumptions as to the ongoing collection of renewal premiums, as reflected on Schedule 3.7(b), were the same as actuarial assumptions provided to the Myer Warranting Parties by Buyer.

c) There were no liabilities of any of the Marketing Companies, PCA or NAPP as of March 31, 1998, or as of June 30, 1998, not reflected on the balance sheets as of such dates included in the Financial Statements that would be required to prevent the Financial Statements from being materially misleading.

         3.8 Absence of Changes. Except as set forth on Schedule 3.8 and except for the losses reflected on the Financial Statements, the results of operations of PCA, NAPP and the Marketing Companies for the periods ended September 30, 1997, December 31, 1997, March 31, 1998, and June 30, 1998, reflect no material adverse change in the financial condition or the results of operations of such parties from preceding periods. Except as set forth on Schedule 3.8 and except for the losses reflected on the Financial Statements, and excluding the transactions contemplated by this Agreement and the Transaction Documents, since September 30, 1997, there has not been, occurred or arisen any change in, or any event (including, without limitation, any damage, destruction or loss, whether or not covered by insurance), condition or state of facts of any character that, individually or in the aggregate, has, or might reasonably be expected to materially and adversely affect, PCA, NAPP or either of the Marketing Companies or the Purchased Assets. Without limiting the generality of the foregoing, except as set forth on Schedule 3.8, since September 30, 1997, there has not been any:

a) Transaction by PCA, NAPP or either of the Marketing Companies except in the ordinary course of business consistent with past practices;

b)       Amendment by PCA or NAPP of its Articles of Incorporation or Bylaws;

c) Change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by PCA, NAPP or either of the Marketing Companies;

d) Sale or transfer of any asset of PCA or NAPP, except in the ordinary course of business consistent with past practices;

e) Amendment or termination of any contract, agreement or license to which PCA, NAPP or either of the Marketing Companies is a party (including the Contracts), except in the ordinary course of business consistent with past practices;

f) Encumbrance created or imposed on any asset of PCA or NAPP, or on any Purchased Asset;

g) Waiver or release of any right or claim of PCA, NAPP or either of the Marketing Companies, except in the ordinary course of business consistent with past practices;

h) Issuance, sale or redemption by either PCA or NAPP of any shares of its capital stock, or the declaration, set aside or payment by either PCA or NAPP of any dividend or other distribution in respect of its capital stock;

i) Change in (A) the compensation or benefits payable or to become payable by PCA, NAPP or either of the Marketing Companies to any officer, employee, sales agent or representative under any bonus or pension plan or other contract or commitment such that after such change the compensation and benefits, taken together, of such officer, employee, sales agent or representative exceeds $100,000, or (B) any employment or compensation agreement to which PCA, NAPP or either of the Marketing Companies are parties or by which they may be bound;

j) Agreement by PCA, NAPP or either of the Marketing Companies to do any of the things described in the preceding clauses (a) through (i); or

k) Other event or condition of any character that has, or might reasonably be expected to have, a material and adverse effect on the financial condition, business, assets or prospects of any of PCA, NAPP or either of the Marketing Companies (including the Purchased Assets).

         3.9 Taxes. Within the times and in the manner prescribed by law, PCA, NAPP and the Marketing Companies have filed all federal, state and local tax returns and reports required by law and have paid all taxes, assessments and penalties due and payable or adequate provision for payment thereof has been made in the Financial Statements. All such returns, reports, payments and accruals properly and accurately reflect the tax and other liabilities of PCA, NAPP and the Marketing Companies for the periods indicated thereon or for which payment was made. There are no present disputes as to taxes of any nature payable by PCA, NAPP or either of the Marketing Companies. None of the Myer Warranting Parties has received notice or have any knowledge of any tax deficiency outstanding, proposed or assessed against any of such parties, nor have any of such parties executed any waiver of any statute of limitations on the assessment or collection of any tax. There are no Encumbrances in respect of taxes upon the properties of PCA or NAPP or upon the Purchased Assets, except Encumbrances in respect of personal property taxes not yet delinquent. Neither PCA nor NAPP is a party to, bound by or have any obligation under any tax sharing agreement. Both PCA and NAPP are "S" corporations for federal income tax purposes (until the Closing).

         3.10 Tangible Personal Property. Schedule 3.10 to this Agreement describes all equipment, furniture, motor vehicles, supplies and other tangible personal property (a) owned by PCA or NAPP or owned by, in the possession of, or used by the Marketing Companies in their respective marketing operations and (b) having an original acquisition cost exceeding $1,000. The tangible personal property listed in Schedule 3.10 constitutes all of the tangible personal property having an original acquisition cost exceeding $1,000 necessary for the conduct by PCA, NAPP and the Marketing Companies of their respective businesses as now conducted. Except as stated in Schedule 3.10, none of such tangible personal property is held under any lease, security agreement, conditional sales contract or other title retention or security arrangement, or is located other than in the possession of Myer, PCA, NAPP or either of the Marketing Companies. All of such tangible personal property is in good operating condition and repair, ordinary wear and tear excepted.

         3.11 Accounts Receivable. Schedule 3.11 describes the accounts receivable of PCA and of NAPP as of March 31, 1998, and as of June 30, 1998, as reflected in the consolidating and consolidated balance sheets as of those dates included in the Financial Statements, together with an accurate aging of each of these accounts. These accounts have been collected in full since that date, or are collectible at their full amounts.

         3.12 Intellectual Property. Schedule 3.12 describes all trade names, trademarks, service marks and copyrights and their registrations, and all trade secrets (including, without limitation, customer lists and code for all internally developed software), owned by PCA, NAPP or either of the Marketing Companies or in which PCA, NAPP or either of the Marketing Companies has any rights or licenses (and, in the case of the Marketing Companies, which is used by such Marketing Company in its marketing operations). The intellectual property rights described in Schedule 3.12 constitute all of the intellectual property rights necessary for the conduct by PCA, NAPP and the Marketing Companies of their respective businesses as now conducted. None of the Myer Warranting Parties has any knowledge of (i) any infringement by other Persons of any of such intellectual property rights or (ii) any infringement by them on any trade name, trademark, service mark or copyright, or any other intellectual property right, belonging to any other Person. Except as set forth in Schedule 3.12, PCA, NAPP and the Marketing Companies are not parties to any license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to any intellectual property rights.

         PCA, NAPP and the Marketing Companies have the exclusive right in perpetuity to use their respective names for and in connection with all business of whatever kind and character conducted previously or in the future by PCA, NAPP and the Marketing Companies and, except as disclosed on Schedule 3.12, none of the Myer Warranting Parties has granted to any other Person the right to use its name as part of such other Person's name or as part of any trade name or trademark not belonging to such Myer Warranting Party.

         Each of PCA, NAPP and the Marketing Companies has taken all reasonable security measures to protect the secrecy, confidentiality and value of its trade secrets described on Schedule 3.12 (including, without limitation, any customer lists or code for internally developed software); provided, however, Buyer acknowledges that PCA, NAPP and the Marketing Companies have not registered or copyrighted or patented any of such trade secrets. To the knowledge of the Myer Warranting Parties, all of such trade secrets are valid and protectable and are not part of the public knowledge or literature, nor have they been used, divulged or appropriated for the benefit of any past or present employees of any of such parties (or their respective Affiliates) or other Persons, or to the detriment of PCA, NAPP or either of the Marketing Companies. Schedule 3.12 includes, with respect to the customer lists described therein, a brief description of the services provided by PCA, NAPP or the Marketing Companies (as the case may be) to each customer.

         3.13 Leases. Schedule 3.13 is a complete and accurate list of all leases (and any amendments thereto) to which PCA, NAPP or either of the Marketing Companies is a party or by which any of such parties, or their respective properties, is bound (each a "Lease" and collectively the "Leases"). The Myer Warranting Parties have delivered to Buyer complete and accurate copies of each Lease. The Leases so delivered accurately reflect and constitute all of the agreements and understandings between PCA, NAPP or the Marketing Companies (whichever is applicable) and the landlords thereunder with respect to the applicable leased premises. Neither PCA, NAPP nor either of the Marketing Companies is a party to any written or oral lease under which it is either lessor or lessee (and, with respect to the Marketing Companies, which lease relates to the Purchased Assets or their respective marketing operations or any location at which the Purchased Assets are located), other than the Leases. Each of PCA, NAPP and the Marketing Companies is in possession of all premises leased to it from others. Neither PCA or NAPP nor either of the Marketing Companies nor, to the knowledge of any of the Myer Warranting Parties, any other party to any Lease is currently in violation, breach or default under any such Lease or, with or without notice or lapse of time or both, would be in violation or breach of or in default under any such Lease, and the assignment of the Leases to Buyer or any of Buyer's Affiliates (after obtaining the consents of the lessors) will not cause any such default. None of the Myer Warranting Parties has received notice that any party to any of the Leases intends to cancel or terminate any of the Leases or to exercise or not exercise any options under any of the Leases.

         3.14 Contracts. Schedule 3.14 sets forth a complete and accurate list of all written agreements, and a brief description of all oral agreements, that are currently in effect:

a) (i) to which either PCA or NAPP is a party or by which any of the assets of either PCA or NAPP is bound, (ii) to which any of the Marketing Companies is a party and pertaining to the marketing operations of such Marketing Company, or
(iii) by which any of the Purchased Assets is bound; and

b) that involves either (i) one or more payments by PCA, NAPP or either of the Marketing Companies in an aggregate amount exceeding $50,000, or (ii) an obligation of PCA, NAPP or either of the Marketing Companies which has existed, or will exist, for a period exceeding one year;

other than the Leases (individually a "Contract" and collectively the "Contracts"). Complete and accurate copies of the Contracts have been furnished to or made available to Buyer; provided, however, that in the case of the agreements described in subparagraphs (i) - (iv) below, the Myer Warranting Parties have provided to Buyer only specimens of the forms of each of such agreements rather than copies of each actual agreement; such actual agreements in each case do not materially vary from the corresponding specimen:

                  (i) the following forms of PCA agreements with employers or relating to plan administration for employers:

                                    (A)   PCA   Administration   Agreement   for
                           Cafeteria Plan between PCA and Employer for the operation of a Cafeteria Plan;

                                    (B) Investment  Allocation Agreement between
                           PCA and Employer to perform investment allocation services in connection with pension plan;

                                    (C)     Administration Agreement between
                           PCA and Employer to govern administration of pension plan;

                                    (D)     Hold  Harmless Agreement between
                           PCA and Employer to hold harmless Employer;

                                    (E)  Administration  and Solicitation  Rules
                           for Plans Using PCA as Third Party Administrator between PCA and Employer, to protect Employer from liability and to ensure Plans are administered in a consistent manner;

                                    (F)     Hold Harmless  Agreement between
                           Insurance and Investment Companies and Employer to hold harmless Employer;

                                    (G)   Authorization  for  Joint Payment  of
                           Medical Expenses between PCA, Health Plan Provider and Participant, allowing participants in group health plan to file one claim with Health Plan Provider and receive payment from both Plans (Group Health Plan and Section 125 Cafeteria Plan);

                                    (H)   Hold   Harmless    Agreement   between
                           Insurance and Investment Companies and PCA to hold harmless PCA;

                                    (I) Administration Agreement between PCA and
                           Plan Sponsor to provide Plan Sponsor technical support services in conjunction with operation of the Plan;

                                    (J) Retirement Plan Schedule of Fees,  which
                           provides information on standard charges and fees;

                                    (K) Cafeteria Plans Schedule of Fees,  which
                           provides information on standard charges and fees;

                                    (L) Investment  Allocation Agreement between
                           PCA and Trustee to provide investment allocation services; and

                                    (M)  Administration  Agreement  for  FlexMed
                           Cafeteria Plan between PCA and Employer to provide Employer technical support services in conjunction with operation of the Plan;

a list of all existing agreements entered into on any of the forms described in subparts (A) through (M) above is attached as Schedule 3.14(i);

                           (ii)    The following forms of NAPP agent agreements:

                                    (A)  Divisional  Director   Agreement,   for
                           territorial managers assigned a geographic area in which to recruit, train and supervise managers and agents;

                                    (B) Regional Director  Agreement,  to secure
                           FlexEd cases and other 403(b) seminars and contacts;

                                    (C)    Amendment   to   Regional    Director
                           Agreement, amending the vesting provisions of the Regional Director Agreement to provide for 100% vesting of first year and renewal compensation after completion of two full years of service;

                                    (D) Regional Director  Compensation  Vesting
                           Acknowledgment, acknowledging that NAPP will pay the Regional Director any compensation due pursuant to Regional Director Agreement, conditional upon the Regional Director being in compliance with all contractual agreements with NAPP or its affiliates;

                                    (E) District Manager Agreement,  to recruit,
                           train and  motivate  Account  Executives  and  Senior
                           Account Executives to enroll benefits and procure applications;

                                    (F) Amendment to District Manager Agreement,
                           amending the vesting provisions of the District Manager Agreement to provide for 100% vesting of first year and renewal compensation after completion of two full years of service;

                                    (G) District  Manager  Compensation  Vesting
                           Acknowledgment, acknowledging that NAPP will pay the District Manager any compensation due pursuant to District Manager Agreement, conditional upon the
                           District Manager being in compliance with all contractual agreements with NAPP or its affiliates;

                                    (H)     Senior Account Executive Agreement,
                           to procure applications for insurance and annuity contracts;

                                    (I)     Account Executive Agreement, to
                           procure applications for life insurance and annuity contracts;

                                    (J)     Consultant Agreement, to procure
                           FlexEd cases and other 403(b) seminars;

                                    (K)  Appointment   Only  Agreement   between
                           College Life and the agent, to appoint the agent as life insurance agent to represent College Life; and

                                    (L) Advance  Addendum  between  College Life
                           and another party, governing advances from College Life;

a list of all existing agreements entered into on any of the forms described in subparts (A) through (L) above is attached as Schedule 3.14(ii);

iii)                       The following forms of GSG agent agreements:

A)                                  Executive  General Agent Contract between
                           GSG and Executive General Agent to recruit and contract sub-producers;

B)                                  Managing  General  Agent  Agreement between
                           GSG and Managing General Agent to recruit qualified sub-producers to solicit applications;

C)                                  General Agent Contract between GSG and
                           General Agent for Independent Contractor to solicit applications; and

D)                                  Agent Contract between GSG and Agent to have
                           independent contractor solicit applications for Products;

a list of all existing agreements entered into on any of the forms described in subparts (A) through (D) above is attached as Schedule 3.14(iii); and

iv) those four consulting agreements between GSG and members of the Bland family.

The Contracts so delivered accurately reflect and constitute all of the agreements and understandings between PCA, NAPP or the Marketing Companies (whichever is applicable) and the other party or parties thereto, and PCA, NAPP and the Marketing Companies have fully performed all of their obligations thereunder.

         Neither PCA or NAPP nor either of the Marketing Companies nor, to the knowledge of any of the Myer Warranting Parties, any other party to any Contract is currently in violation, breach or default under any such Contract or, with or without notice or lapse of time or both, would be in violation or breach of or in default under any such Contract, and the assignment of the Contracts to Buyer will not cause any such default. None of the Myer Warranting Parties has received notice that any party to any of the Contracts intends to cancel or terminate any of the Contracts or to exercise or not exercise any options under any of the Contracts. Except as specifically noted on Schedule 3.14, none of the Contracts are cancelable without penalty or cancellation fee by PCA or NAPP upon 30 days' or less written notice. With respect to PCA's actions and omissions with respect to hospitals, school districts and corporations with which PCA has one or more plan administration agreements in place, PCA is not, and has not been, a "fiduciary" (as defined in ERISA) with respect to such entities or their respective plans, nor has PCA engaged in any "prohibited transaction" (as defined in ERISA) with respect to any of such plans.

         3.15 Title. Each of the Marketing Companies has good and marketable title to, or assignable interests in, all of its assets and interests in assets, whether real, personal, mixed, tangible or intangible, described on Schedules 3.10, 3.11, 3.12, 3.13 and 3.14; such assets constitute all of the material assets and interests in material assets that are used by such party in its marketing operations. Each of PCA and NAPP has good and marketable title to or assignable interests in, all of its assets and interests in assets, whether real, personal, mixed, tangible or intangible described on Schedules 3.10, 3.11, 3.12, 3.13 and 3.14; such assets constitute all of the material assets and interests in material assets that are used by such party in its business operations. All of the Purchased Assets and such assets of PCA and NAPP are free and clear of all Encumbrances except for (a) the lien of current taxes not yet due and payable, (b) Encumbrances listed on Schedule 2.2 relating to future performance obligations under the Contracts and consents listed on Schedule 2.2 as not having been obtained and (c) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of such assets, nor materially impair the marketing operations of the Marketing Companies or the respective businesses of PCA and NAPP.

         3.16     Employee Benefits.

a) Disclosure. Schedule 3.16(a) contains a complete list of "Plans" consisting of each:

i) "employee welfare benefit plans," as defined in ss.3(1) of ERISA, to which PCA, NAPP, ASC or either of the Marketing Companies contributes or is required to contribute ("Welfare Plan"); Schedule 3.16 sets forth the amount of any liability of PCA, NAPP, ASC or either of the Marketing Companies for payments more than 30 days past due with respect to each Welfare Plan as of the Closing Date;

ii) "multiemployer pension plan," as defined in ss.3(37) of ERISA, to which PCA, NAPP, ASC or either of the Marketing Companies (or any entity (a "Common Control Entity") that is a member of a "controlled group of corporations" with, or is under "common control" with, PCA, NAPP, ASC or either of the Marketing Companies as such control is defined in ss.414(b) or (c) of the Internal Revenue Code has contributed or has been obligated to contribute at any time after September 25, 1980 ("Multiemployer Plan");

iii) "employee pension benefit plan," as defined in ss.3(2) of ERISA (other than a Multiemployer Plan), to which PCA, NAPP, ASC or either of the Marketing Companies or any Common Control Entity contributes or is required to contribute ("Pension Plan");

iv) deferred or incentive compensation plan, bonus plan, stock option or appreciation plan, employee stock purchase plan, retirement plan, health plan, insurance plan, travel allowance plan, profit-sharing plan, severance or termination plan and any other formal or informal, written or unwritten employee, fringe benefit or compensatory plan, agreement, arrangement or commitment in which one or more current or former employees participate or have an interest (other than normal payroll practices and policies concerning holidays, vacations and salary continuation during short absences or illness or other reasons), maintained by, or pursuant to the terms of which, PCA, NAPP, ASC or either of the Marketing Companies have any obligation or liability ("Benefit Plan"); and

v) other employment contract to which PCA, NAPP, ASC or either of the Marketing Companies is a party or by which PCA, NAPP, ASC or either of the Marketing Companies is bound.

All of these Welfare Plans, Multiemployer Plans, Pension Plans and Benefit Plans (together, the "Plans") and employment contracts and arrangements are in full force and effect, and neither PCA, NAPP, ASC nor either of the Marketing Companies nor, to the knowledge of any of the Myer Warranting Parties or ASC, any other party is in default under them; there have been no claims of defaults asserted in writing and, to the knowledge of any of the Myer Warranting Parties or ASC, none have been asserted orally or are there any facts or conditions that if continued, or on notice, will result in a default under any of these Plans, contracts or arrangements. Each of the Plans have been administered in accordance with its terms and with all applicable provisions of ERISA, the Internal Revenue Code and other applicable federal and state laws.

b)                Pension Plans.

i) The funding method used in connection with each Pension Plan that is subject to the minimum funding requirements of ERISA is acceptable, and the actuarial assumptions used in connection with funding each such plan, in the aggregate, are reasonable. The assets of each Pension Plan are sufficient to discharge all liabilities under that plan, on an ongoing basis and on a termination basis, and there is no "accumulated funding deficiency,"as defined inss.302(a)(2) of ERISA, with respect to any plan year of any such plan. Except as set forth in Schedule 3.16(b), neither PCA, NAPP, ASC nor either of the Marketing Companies nor any Common Control Entity has any liability for unpaid contributions with respect to any Pension Plan.

ii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax exempt under the provisions of Internal Revenue Code ss.ss.401(a) (or 403(a) as appropriate) and 501(a) and nothing has occurred with respect to such Pension Plan or related trust, annuity contract or other funding instrument that could cause the loss of such qualification or exemption. Each Pension Plan has received a favorable determination letter issued by the Internal Revenue Service.

iii) Each Pension Plan and each related trust agreement, annuity contract or other funding instrument complies currently, and has complied in all material respects at all times in the past, both as to form and in operation, with the provisions of applicable federal law, including the Internal Revenue Code and ERISA.

iv) PCA, NAPP, ASC and the Marketing Companies have each paid all premiums (and interest charges and penalties for late payment, if applicable) due to the Pension Benefit Guaranty Corporation (the "PBGC") with respect to each Pension Plan for each of its plan years for which such premiums are required. To the knowledge of any of the Myer Warranting Parties or ASC, there has been no "reportable event"
                  (as defined inss.4043(b) of ERISA and the PBGC regulations under that Section) with respect to any Pension Plan. No liability to the PBGC has been incurred by PCA, NAPP, ASC or either of the Marketing Companies or any Common Control Entity on account of the termination of any Pension Plan.
                  No filing has been made by PCA, NAPP, ASC or either of the Marketing Companies or any Common Control Entity on account of the termination of any Pension Plan. No filing has been made by PCA, NAPP, ASC or either of the Marketing Companies or any Common Control Entity with the PBGC, and no proceeding has been commenced by the PBGC to terminate any Pension Plan. Neither PCA, NAPP, ASC nor either of the Marketing Companies nor any Common Control Entity has, at any time, (A) ceased operations at a facility so as to become subject to the provisions ofss.4062(e) of ERISA,
                  (B) withdrawn as a substantial employer so as to become subject to the provisions ofss.4063 of ERISA, or (C) ceased making contributions on or before the Closing Date to any Pension Plan subject toss.4064(a) of ERISA to which PCA, NAPP, ASC or either of the Marketing Companies or any Common Control Entity made contributions during the five years prior to the Closing Date.

c) Multiemployer Plan. Neither PCA, NAPP, ASC nor either of the Marketing Companies nor any Common Control Entity has at any time after September 25, 1980, contributed or been obligated to contribute to a Multiemployer Plan, or withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal," as defined in ERISA ss.ss.4203 and 4205, respectively.

d) Prohibited Transactions. Neither PCA, NAPP, ASC nor either of the Marketing Companies nor, to the knowledge of any of the Myer Warranting Parties or ASC, any plan fiduciary of any Welfare Plan or Pension Plan has engaged in any transaction in violation of ss.406(a) or (b) of ERISA or any "prohibited transaction," as defined in ss.4975(c) (1) of the Internal Revenue Code, for which no exemption exists under ss.4975(c)(2) or Section 4975(d) of the Internal Revenue Code. All contributions payable, whether employer or employee, have been or will be made by Myer or the appropriate party to each of the Plans prior to or as of the Closing.

e) Copies of Relevant Documents. Complete and accurate copies of each of the following documents have been delivered by the Myer Warranting Parties to Buyer: (i) each Welfare Plan, Multiemployer Plan and Pension Plan, related trust agreement, annuity or group insurance contract or other funding instrument and the most recent determination letter issued by the Internal Revenue Service with respect to such Plan(s) or funding arrangement; (ii) each Benefit Plan referred to in subsection (a)(iv) above, and complete descriptions of any such plans or arrangements that are not in writing;
         (iii) the most recent "summary plan description" for each Welfare Plan, Multiemployer Plan and Pension Plan and all other written communications describing or referring to any Welfare Plan; (iv) Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Welfare Plan and each Pension Plan for the two most recent plan years; and (v) all actuarial reports prepared for the last three plan years for each Pension Plan.

f) Validity and Enforceability. Each Welfare Plan, Pension Plan, related trust agreement, annuity contract or other funding instrument and each Benefit Plan is legally valid and binding and in full force and effect. Consummation of the transactions contemplated by this Agreement will not accelerate any payment or liability in connection with any of the Plans or under any employment contract referred to in subsection (a)(v) above. All reporting and disclosure requirements of PCA, NAPP, ASC and the Marketing Companies under ERISA and the Internal Revenue Code have been satisfied.

g) Financial Statements. The respective financial statements of PCA, NAPP, ASC and the Marketing Companies (including those included in the Financial Statements) fully and accurately reflect all liabilities of such entities for all wages, medical, dental and hospitalization benefits, short and long-term disability benefits, workers compensation, termination, severance and separation benefits, and any and all other benefits or payments (except for sick pay) under all Plans or under all employment contracts referred to in subsection (a)(v) above as of June 30, 1998, including all claims, expenses, rights to reimbursement or benefits arising out of known events or known conditions existing or occurring as of or prior to June 30, 1998, whether or not payable as of June 30, 1998. All liabilities of such entities for sick pay and vacation pay as of June 30, 1998, are described on Schedule 3.16(g), which Schedule shall be updated by such entities to be true and correct as of the Closing. When updated as of the Closing, Schedule 3.16(g) will also fully and accurately reflect all liabilities of such entities for wages, medical, dental and hospitalization benefits, short and long-term disability benefits, workers compensation, termination, severance and separation benefits, and any and all other benefits or payments under all Plans or under all employment contracts referred to in subsection (a)(v) above, as of the Closing, including all claims, expenses, rights to reimbursement or benefits arising out of known events or known conditions existing or occurring as of or prior to the Closing, whether or not payable as of the Closing.

h) Payments to Retirees. Except as described in Schedule 3.16(h), neither PCA, NAPP, ASC nor either of the Marketing Companies nor any plan fiduciary of a Welfare Plan is obligated to make any payment to or with respect to any former employee of PCA, NAPP, ASC or either of the Marketing Companies under any retiree medical benefit or other welfare plan.

i) Other Employee Matters. There is no pending or, to the knowledge of any of the Myer Warranting Parties or ASC, threatened, labor dispute, strike or work stoppage affecting PCA, NAPP, ASC or either of the Marketing Companies. Except as set forth in Schedule 3.16(h), neither PCA, NAPP, ASC nor either of the Marketing Companies has entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation, absolute or contingent, of Buyer, PCA, NAPP or ASC to make any payment to any present or former employee following termination of employment. PCA, NAPP, ASC and the Marketing Companies are, and have been, in compliance with all federal, state and local laws affecting employment and employment practices (including, without limitation, terms and conditions of employment and wage and hour regulations), and are not and have not been engaged in any unfair labor practices. Schedule 3.16(h) contains a list of the names and addresses of all officers, directors and employees of each of PCA, NAPP and the Marketing Companies whose annual rate of compensation exceeds $50,000, stating the rates of compensation payable to each.

         3.17 Insurance. Schedule 3.17 describes all insurance policies held by PCA, NAPP or either of the Marketing Companies concerning their respective businesses and properties (including the Purchased Assets). PCA, NAPP and the Marketing Companies have maintained and now maintain (a) insurance on all their assets and businesses of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (b) reasonably adequate insurance protection against all liabilities, claims and risks against which it is customary to insure. PCA, NAPP and the Marketing Companies are not in default with respect to payment of premiums on any such policy. Except as set forth in
Schedule 3.17, no claim is pending under any such policy.

         3.18 Marketing Operations. Schedule 3.18 describes each Affiliate of Myer that is, or within the past two years has been, engaged in the marketing of life insurance and annuity products, other than PCA, NAPP, the Marketing Companies, FAI, Buyer and Buyer's Affiliates.

         3.19     Compliance with Law; Market Conduct Activities.

a) Each of ASC, PCA, NAPP and the Marketing Companies is in compliance in all material respects with all federal, state, local and foreign laws and regulations applicable to it.

                  When the Myer Warranting Parties and ASC (and their respective agents and Affiliates) have engaged in Market Conduct Activities on behalf of Great Southern, College Life, FAI or Loyalty Life Insurance Company (formerly a subsidiary of Great Southern, "Loyalty"), the application and underwriting standards and procedures utilized by the Myer Warranting Parties, ASC or their respective agents or Affiliates, as the case may be, have conformed in all material respects to the then existing underwriting and policy issuance guidelines of College Life, Great Southern, FAI or Loyalty (whichever is applicable) and such Market Conduct Activities have conformed with applicable law. Each agent (whether of any of the Myer Warranting Parties, ASC or any of their respective agents or Affiliates), at the time such agent wrote, sold or produced such business for Great Southern, College Life, FAI or Loyalty, was duly licensed as an insurance agent (for the type of business written, sold or produced by such agent) in the particular jurisdiction in which such agent wrote, sold or produced such business; none of such agents have violated (or with or without notice or lapse of time or both, would have violated) any term or provision of any law, regulation or any writ, judgment, decree, injunction or similar order applicable to the writing, sale or production of such business.
         Schedule 3.19 sets forth a description of all claims or demands received by the Myer Warranting Parties relating to Market Conduct Activities. Notwithstanding the foregoing, it is acknowledged and agreed that the representations and warranties contained in this
         Section 3.19(a) shall not be deemed to apply to, or cover, those activities or matters described in Section 3.19(b) below. In addition, references in this Section 3.19(a) to "Market Conduct Activities" shall not include those aspects of Market Conduct Activities described in
         Section 3.19(b) below and references in this Section 3.19(a) to laws or regulations shall not include those laws and regulations described in
         Section 3.19(b) below.

b) Each of ASC, PCA, NAPP and the Marketing Companies is in compliance in all material respects with all federal, state, local and foreign laws and regulations applicable to its activities and conduct and relating to the processing, after receipt from agents, of applications for insurance policies or annuities, including, without limitation, activities related to the review of such applications for accuracy and completeness and activities involved in completing any such applications that were not accurate or complete when initially submitted by an agent.

         3.20 Litigation. Except as set forth in Schedule 3.20, there is not pending or, to the knowledge of any of the Myer Warranting Parties or ASC threatened, any Proceeding against or affecting any of the Myer Warranting Parties or ASC, Aragon, Strider or the respective businesses, assets (including the Purchased Assets) or financial conditions of any of such parties or that would impair the ability of any of such parties to perform their respective obligations under this Agreement and the Transaction Documents to which they are parties. To the knowledge of the Myer Warranting Parties after consultation with their legal counsel about each such matter, the matters set forth in Schedule 3.20, if decided adversely to any of such parties, will not result in a material adverse change in the business, assets (including the Purchased Assets) or financial condition of any of such parties. The Myer Warranting Parties have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Schedule 3.20 involving PCA, NAPP or ASC. Except as set forth in Schedule 3.20, neither PCA, ASC nor NAPP is presently engaged in any Proceeding to recover monies due to it or damages sustained by it.

         3.21 Corporate Records. Myer, PCA and/or NAPP have furnished to Buyer for its examination (a) complete and accurate copies of the respective Articles of Incorporation and Bylaws of PCA and NAPP; (b) the minute books of PCA and NAPP containing all records required to be set forth of all proceedings, consents, actions and meetings of the Stockholders and Board of Directors of such entities; and (c) the stock books of PCA and NAPP, and related stock transfer ledgers, setting forth all transfers of any capital stock of such entities.

         3.22 Powers of Attorney; Accounts. Schedule 3.22 lists the names and addresses of all Persons holding a power of attorney on behalf of either PCA or NAPP and the names and addresses of all banks, trust companies, securities brokers and other financial institutions at which either PCA or NAPP has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, indicating, in each case, the account holder and the names of all Persons authorized to transact business with respect to such accounts or deposits or to have access to such boxes.

         3.23 No Omissions. None of the representations and warranties made by any of the Myer Warranting Parties in this Agreement, in any of the Transaction Documents or in any certificate furnished or to be furnished to Buyer by any of such parties, or on their behalf, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES

                                             Buyer represents and warrants that:

         4.1 Organization and Authority. Each of Buyer and the Buyer-Related Entities is (i) a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all necessary corporate power to own its properties, to carry on its business as now owned and operated, and to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party, and (iii) is duly qualified to do intrastate business, and is in good standing, in each jurisdiction in which the nature of its business or of its properties makes such qualification necessary.

         Each of Buyer and the Buyer-Related Entities has taken all corporate actions required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize the execution and delivery by it of this Agreement and the Transaction Documents to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

         This Agreement has been duly executed and delivered by Buyer and is the valid and binding obligation of Buyer, enforceable in accordance with its terms, and when the Transaction Documents have been executed and delivered, they each will be the valid and binding obligation of Buyer and the Buyer-Related Entities (as the case may be) enforceable in accordance with their respective terms, subject in each case to the qualification that the enforceability thereof may be limited by the effect of bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors, that the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any Proceeding therefor may be brought and that the validity, binding effect and enforceability hereof and thereof may be affected by insurance laws, regulations or rules.

         4.2  Conflicts.  Except for the  approvals  and  filings  described  on
Schedule 4.3, neither the execution and delivery by Buyer of this Agreement and by Buyer and the Buyer-Related Entities of the Transaction Documents to which they are parties, nor the performance by any of such parties of its obligations hereunder or thereunder, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of the Articles of Incorporation or Bylaws of Buyer and the Buyer-Related Entities; (b) violate or be in conflict with or constitute a default under (or with the giving of notice or passage of time or both would violate or constitute a default under) any oral or written agreement, instrument, arrangement or understanding to which any of such parties is a party or by which any of such parties may be bound or accelerate the maturity of any debt or other obligation of any of such parties;
(c) require the consent of any other party or Governmental Body; or (d) violate any statute, law, rule, regulation, judgment, decree, order of any Governmental Body to which any of such parties or its properties is subject.

         4.3 Consents. Except as set forth on Schedule 4.3, no consent, approval or authorization of, or declaration, filing or registration with, any
Governmental Body is required to be made or obtained by Buyer and the Buyer-Related Entities in connection with the execution and delivery by such parties of this Agreement and the Transaction Documents to which they are parties, the performance by any of such parties of their respective obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby and thereby.

         4.4 Litigation. There is not pending nor, to Buyer's knowledge, threatened, any Proceeding against or affecting Buyer and the Buyer-Related Entities that would impair the ability of any of such parties to perform their respective obligations under this Agreement and the Transaction Documents to which they are parties.

         4.5      Financial Information.

a) Schedule 4.5(a) sets forth the unaudited balance sheets of CIG as of September 30, 1997, December 31, 1997, March 31, 1998, and June 30, 1998, and the related unaudited statements of income and retained earnings for the periods ending on those dates, which financial statements are consistent with the books and records of CIG and have been prepared in accordance with GAAP consistently followed throughout the periods indicated, and fairly present in all material respects the financial positions of CIG as of the respective dates of the balance sheets included therein, and the results of CIG's operations for the respective periods indicated.

b) Schedule 4.5(b) sets forth the audited annual statutory financial statements of FAI as of December 31, 1997, as filed with the Texas Department of Insurance, which statutory statements have been prepared in accordance with SAP and present fairly in all material respects the financial position of FAI as of the date indicated and the results of its operations for the period therein specified.

c) The inventory of policies in-force previously delivered by Buyer to Lewis & Ellis, consulting actuaries, regarding the insurance business reinsured by FAI was consistent with the financial statements described in Section 4.5(b).

         4.6 No Omissions. None of the representations and warranties made by Buyer in this Agreement, in any of the Transaction Documents or in any certificate furnished or to be furnished to Myer by Buyer, or on its behalf, contains or will contain any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading.


                                    ARTICLE V
                             COVENANTS OF MYER, PCA,
                        NAPP AND THE MARKETING COMPANIES

         Myer, PCA, NAPP and the Marketing Companies agree as follows:

         5.1 Access. From the date of this Agreement to the Closing Date, Myer shall give Buyer and its representatives reasonable opportunity and access to inspect, investigate and audit the operations, business and books and records of PCA, NAPP and the Marketing Companies, including, without limitation, the assets described on Schedules 3.10, 3.11, 3.12, 3.13 and 3.14. During the period of time between the Closing Date and Buyer's delivery of the Closing Date Balance Sheets, Myer shall give Buyer and its representatives reasonable access to the books and records of the Marketing Companies to make such investigations as Buyer shall reasonably desire in conjunction with the preparation and evaluation by Buyer of the Closing Date Balance Sheets.

         5.2 Conduct of Business.  From the date of this  Agreement  through the
Closing:

a) PCA, NAPP and the Marketing Companies shall carry on their respective businesses and activities diligently and in substantially the same manner as previously carried out and shall not make or institute any unusual or novel methods of sale, marketing, management, accounting or operation that will vary materially from those methods used by such parties as of the date of this Agreement;

b) Except as otherwise provided in this Agreement, PCA, NAPP and the Marketing Companies shall not take any action that may result in any of the changes or events listed in Section 3.8; without limiting the foregoing, Myer, PCA, NAPP and the Marketing Companies shall not engage in any inter-party transactions involving advances, dividends or other cash transfers other than the settlement of amounts shown on the June 30 Pro Forma Balance Sheets;

c) Myer, PCA, NAPP and the Marketing Companies shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances and properties of PCA, NAPP, Aragon and the Marketing Companies that Buyer may reasonably request; and

d) Myer, PCA, NAPP and the Marketing Companies will use their respective Commercially Reasonable Efforts (i) to preserve their business organizations intact, (ii) to maintain satisfactory employment relationships with present officers and employees who devote significant time to the marketing or administrative operations of PCA, NAPP and the Marketing Companies and whose continued employment by Buyer would help assure the continuity of PCA's and NAP Partner's respective businesses and the marketing operations of the Marketing Companies being purchased by Buyer, and (iii) to preserve their respective present relationships with Persons having business relationships with them. If Buyer extends employment offers to any officer or employee of the Marketing Companies and advises Myer and the Marketing Companies of such extension of employment offers, then Myer and the Marketing Companies shall encourage such officers and employees to accept employment with Buyer.

Notwithstanding the foregoing, it is agreed that (i) NAPP and NAP Life Insurance Company may enter into an agreement (the "Termination Agreement") with the parties to the various agreements giving rise to the Third Party Trailers (or their successors-in-interest, as the case may be) pursuant to which such agreements, together with the related reinsurance, coinsurance and other agreements entered into by NAP Life Insurance Company in connection therewith, would be terminated on terms and conditions acceptable to the parties to the Termination Agreement and (ii) the execution and delivery of the Termination Agreement will not require any consents or approvals by Buyer so long as the Termination Agreement (a copy of which shall be provided to Buyer) does not provide for the reduction of any compensation due NAPP with respect to insurance business produced under such terminated agreements prior to their termination.

         5.3 Insurance. From the date of this Agreement through the Closing, PCA, NAPP and the Marketing Companies will continue to carry their existing insurance, subject to variations in amounts required by the ordinary operations of their respective businesses. At the request of Buyer and at Buyer's expense, the amount of insurance against fire and other casualties that, at the date of this Agreement, PCA, NAPP and the Marketing Companies carry on any of their properties or in respect of their operations shall be increased by such amount or amounts as Buyer shall specify.

         5.4 Consents. From the date of this Agreement through the Closing, Myer, PCA, NAPP and the Marketing Companies will use their respective Commercially Reasonable Efforts to obtain all consents or approvals of, and provide all notices to, other Persons required for such Persons to authorize, approve or permit the consummation of the transactions contemplated hereby and will cooperate with Buyer, at Buyer's expense, in connection with Buyer's efforts to obtain all consents or approvals of, and to provide notices to, other Persons required for Buyer to authorize, approve or permit the consummation of the transactions contemplated by this Agreement. Myer shall provide Buyer with a copy of all filings and material correspondence with Governmental Bodies in connection with such consents and approvals and a copy of all correspondence or notices from Governmental Bodies concerning the transactions contemplated by this Agreement.

         Myer, PCA, NAPP and the Marketing Companies will exercise their Commercially Reasonable Efforts, at Buyer's expense, and execute and deliver any documents and instruments that may be reasonably required, to assist Buyer in obtaining the consents described in Section 6.1; provided, however, that Myer, PCA, NAPP and the Marketing Companies shall not be obligated under this Section to execute any guaranty, assumption of liability or other document or instrument requiring them to assume obligations not contemplated by this Agreement.

         5.5 Change of Names. Myer and the Marketing Companies shall deliver to Buyer, on or before the Closing Date, all documentation necessary for filing with the appropriate Governmental Bodies to change the names of the Marketing Companies to names that do not include the names of, and are not deceptively similar to, the name of Buyer, Buyer's Affiliates or the present names of the Marketing Companies, which documentation shall be duly executed.

         5.6 Stand Still. Until such time, if any, as this Agreement is terminated pursuant to Article XII, none of the Myer Warranting Parties shall either directly or through their respective representatives, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the CIG Shares, the PCA Shares, the NAPP Shares or any of the Purchased Assets, or any merger, consolidation, business combination or similar transaction involving PCA, NAPP or either of the Marketing Companies.

         5.7 Financial Statements. Myer shall promptly deliver to Buyer such annual or quarterly financial statements (of the nature described in Section 4.6) of PCA, NAPP and the Marketing Companies as may become available after the date of this Agreement but on or prior to the Closing Date (and such additional financial statements shall thereafter be deemed to be part of the "Financial Statements" for purposes of this Agreement). Myer shall promptly deliver to Buyer copies of any tax returns of PCA or NAPP that are filed between the date of this Agreement and the Closing Date.

         5.8      Lease Estoppels.

a) With respect to the Office Lease with an estimated commencement date of June 1, 1998, between Barton Creek Plaza, Ltd., as landlord, and MSG, as tenant, Myer and MSG shall obtain from such landlord, and deliver to Buyer prior to the Closing, an estoppel agreement in the form attached hereto as
                  Exhibit 5.8(a); and

b) With respect to the Office Lease with an estimated commencement date of June 1, 1998, between Barton Creek Plaza, Ltd., as landlord, and ASC, as tenant, Myer shall obtain from such landlord, and deliver to Buyer prior to the Closing, an estoppel agreement in the form attached hereto as Exhibit 5.8(b);

The estoppel certificates described in the foregoing subparagraphs (a) and (b) are collectively referred to herein as the "Estoppel Agreements." The facts set forth in each of the Estoppel Agreements shall be complete and accurate on the Closing Date.

         5.9 Inter-Company Obligations. Myer shall cause to be settled on or before the Closing all liabilities, contracts or commitments between PCA or NAPP, on the one hand, and Myer, Aragon, Strider, either of the Marketing Companies or any Affiliate of any of such parties (other than PCA or NAPP), on the other.

         5.10 No Churning. Myer and the Marketing Companies (and, prior to the Closing, PCA and NAPP) shall not (and Myer shall cause Aragon and Strider and any other Affiliates of Myer, the Marketing Companies, Aragon or Strider to not) solicit or induce exchanges or replacements of the policies constituting any of the insurance business of Buyer or any of Buyer's Affiliates, or knowingly exchange or replace any of such policies; provided, however, that no acts or omissions of any of the Equita Companies, or any of their respective agents or employees, shall constitute a violation of this Section 5.10 unless such act or omission results from or occurs in connection with a breach by Myer of his obligations under Section 12 of the Consulting Agreement, which is incorporated herein by this reference.

         5.11 Termination of Plans. On or before the Closing, Myer shall cause PCA, NAPP and ASC to terminate the participation of such entities in the Plans described on Schedule 3.16(a) (and to terminate such of those Plans as are sponsored or maintained by PCA, NAPP or ASC) without any surviving or future liability to any of such entities or Buyer. To the extent necessary, Buyer shall cooperate with Myer in effecting such termination involving ASC.

         5.12 Transfer of Assets; Assumption of Liabilities. On or before the Closing, Myer shall cause (a) the transfer to Myer or his designated Affiliate of all assets described on the PCA Pro Forma Balance Sheet or the NAPP Pro Forma Balance Sheet as "Assets Transferred to Myer" and (b) the assumption by Myer or his designated Affiliate of (i) all obligations described on such balance sheets as "Liabilities Assumed by Myer" and (ii) all liabilities of PCA and NAPP and 50% of the liabilities of ASC relating to or arising under the Plans described on Schedule 3.16(a), in each case to the extent not reflected on the June 30 Pro Forma Balance Sheets.

         5.13 Security. As collateral security for the timely performance of the respective obligations of Myer and the Marketing Companies under this Agreement and the Transaction Documents to which they are parties, effective as of the Closing without further action Myer and the Marketing Companies do hereby grant to Buyer and its Affiliates (and Myer shall cause Strider to grant to Buyer under the terms of the Trailer Agreement) the right to set off any of the following amounts:

                  (A) the liquidated amount of any damages Buyer may incur as a result of the breach of any such obligation (subject, in the case of the indemnity obligations of Myer and the Marketing Companies under
         Section 11.1 of this Agreement,  to the claims limitations set forth in
         Section 11.4), and

                  (B) all amounts owed by Myer under Section 5.15 or the last paragraph of Section 2.3;

                  against any amounts Buyer or any of its Affiliates may owe to Myer, either of the Marketing Companies or Strider or their assigns; provided, however, that except as set forth in Section 5.15 of this Agreement, Buyer and its Affiliates:

a)                         shall have the right to set off the Old Trailers
                  against amounts described in (A) above only if the Qualifying Production in the Qualifying Period falls below $150,000,000; and

b)                         shall  have no right of set off with respect to the
                  Third  Party  Trailers  except  for amounts owed by Myer under
                  Section 5.15.

Damages shall be deemed to be "liquidated" for purposes of clause (A) above if the amount of such damages has been determined (A) by agreement among Buyer and Myer, (B) by decision of arbitrators under Section 11.5 and an appeal thereof, to the extent permitted under applicable law, has not been pursued within the earlier of the applicable time permitted by law and 30 days; or (C) by decision of a court (obtained without violating the binding arbitration provisions of this Agreement) and an appeal thereof, to the extent permitted under applicable law, has not been pursued within the applicable time permitted by law, or an appeal has been pursued and, following such appeal, such decision has become or has been made final.

         5.14 Agreements with Pesce and Barton. On or before the Closing, Myer, NAPP and the Marketing Companies shall cause to be prepared, negotiated and entered into (a) an amendment to that certain Employment Agreement dated as of January 11, 1995, between NAPP and John Pesce, and (b) an amendment to that certain Employment Agreement dated as of January 11, 1995, between NAPP and Kurt Barton, which amendments shall each be in the form attached hereto as Exhibit
5.14. When such amendments have been executed and delivered, such agreements, as amended, shall be deemed to be included in the Contracts, and obligations assumed by Buyer, for purposes of this Agreement.

         5.15 Reimbursement for Certain Employment Expenditures. Following the Closing, within 30 days of receipt from Buyer of an invoice and any other documentation reasonably requested by Myer, Myer shall reimburse Buyer for all of the amounts actually paid by Buyer in excess of:

a)                              $500,000 to William P. Tedrow;

b)                              $  86,250 to Bill D. Hudson; and

c)                              $  97,500 to William J. Klepac;

for severance (or other amounts due thereunder solely because of the consummation of the transactions contemplated by this Agreement) under their respective existing employment agreements with the Marketing Companies (to the extent such agreements have been assumed by Buyer as specified in the Assignment and Assumption Agreements).

         5.16 Assignment of Registered Trademarks. On or before the Closing, Myer and NAPP shall cause the registered trademarks described on Schedule 3.12 to be assigned by National Annuity Programs, Inc. to NAPP or PCA (as directed by Buyer) pursuant to assignments acceptable to Buyer.


                                   ARTICLE VI
                                BUYER'S COVENANTS

         6.1 Consents. From the date of this Agreement through the Closing, Buyer will use its Commercially Reasonable Efforts to obtain all consents or approvals of, and provide all notices to, other Persons required for such Persons to authorize, approve or permit the consummation of the transactions contemplated hereby and will cooperate with Myer, PCA, NAPP and the Marketing Companies, at their expense, in connection with their efforts to obtain all consents or approvals of, and to provide notices to, other Persons required for them to authorize, approve or permit the consummation of the transactions contemplated by this Agreement. Buyer shall provide Myer with a copy of all filings and material correspondence with Governmental Bodies in connection with such consents and approvals and a copy of all correspondence or notices from Governmental Bodies concerning the transactions contemplated by this Agreement.

         Buyer will exercise its Commercially Reasonable Efforts, at Myer's expense, and execute and deliver any documents and instruments that may be reasonably required, to assist Myer, PCA, NAPP and the Marketing Companies in obtaining such consents; provided, however, that Buyer shall not be obligated under this Section to execute any guaranty, assumption of liability or other document or instrument requiring it to assume obligations not contemplated by this Agreement.

         6.2 Access to Personnel. During the five year period following the Closing, Buyer shall provide Myer with reasonable access, during normal business hours and at Myer's expense, to such personnel of Buyer or Buyer's Affiliates formerly employed by the Marketing Companies for the purpose of assisting Myer in winding down and liquidating the Marketing Companies, in resolving certain litigation of Myer and his Affiliates with National Western Life Insurance Company, and in collecting trailers or taking any other action that does not violate the provisions of this Agreement or of any of the Transaction Documents.

         6.3 Third Party Trailers. From time to time following the Closing, (a) NAPP shall, immediately upon receipt of any Third Party Trailers, transfer the amount of such trailers to Strider pursuant to Myer's written instructions (which instructions, once given, shall remain in effect until changed by Myer through written notice to NAPP or Buyer); (b) upon Myer's or Strider's request and at his or its direction and at their expense, NAPP shall cooperate with Myer in enforcing NAPP's rights to the Third Party Trailers (including, without limitation, assigning to Myer upon request, to the extent permitted under such agreements, all rights under the agreements giving rise to the Third Party
Trailers to facilitate Myer's enforcement of such rights) and in taking such actions as may be required of NAPP in order to continue receiving the Third
Party Trailers; and (c) neither Buyer nor NAPP shall take any action purposefully intended either (i) to interfere with NAPP's rights to receive the Third Party Trailers or (ii) to diminish the amount of such trailers.


                                   ARTICLE VII
                                 OTHER COVENANTS

         7.1 Payroll Slot Agreement. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Buyer shall enter into, and Myer shall use his best efforts to cause Aragon to enter into, a Payroll Slot Agreement in the form attached to this Agreement as Exhibit 7.1 (the "Payroll Slot Agreement").

         7.2 Aragon Stock Agreement. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Buyer and Myer shall enter into an Aragon Stock Agreement in the form attached to this Agreement as
Exhibit 7.2 (the "Aragon Stock Agreement").

         Myer shall enter into, prior to the Closing, a stockholders' agreement with Steve Myer containing terms reasonably acceptable to Buyer which provide Myer with a right of first refusal with respect to such stock substantially the same as Myer now enjoys with respect to Doug Lish's Aragon stock.

         If, prior to the Closing, either Steve Myer or Doug Lish receives an offer to sell, or desires to sell, all or any part of his Aragon stock, Myer shall:

i) exercise his right of first refusal and purchase such Aragon stock (provided that Americo shall immediately thereafter purchase such stock from Myer on the same terms as Myer's purchase);

ii) transfer such right to Americo or Americo's designated Affiliate to facilitate Americo's (or such Affiliate's) exercise of such right (to the extent permitted by the agreement providing Myer with a right of first refusal respecting transfers of Aragon stock); or

iii) with Buyer's prior consent, permit such stock transfer to occur provided the transferee enters into a stockholders' agreement with Myer containing terms acceptable to Buyer which provide Myer with a right of first refusal with respect to such stock substantially the same as Myer prior to such transfer enjoys with respect to such Aragon stock. Buyer hereby consents to such a transfer to William P. Tedrow or Steve Myer.


In the event of any such transfer, the form of the Aragon Stock Agreement shall be revised, prior to the parties' executing and delivering such agreement, to reflect such change in Aragon stock ownership.

         7.3 Consulting Agreement. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Buyer and Myer shall enter into a Consulting Agreement in the form attached to this Agreement as Exhibit 7.3 (the "Consulting Agreement").

         7.4 Terminations of Certain Agreements. Upon the terms and subject to the conditions set forth in this Agreement, on or before the Closing:

a) Buyer shall cause such Affiliates of Buyer who are parties to such agreement to enter into, and Myer shall cause Strider to enter into, a termination of the Product Development Agreement in the form attached to this Agreement as Exhibit 7.4(a) (the "Product Development Agreement Termination");

b) Myer shall enter into, and Buyer shall cause UFL and FHC to enter into, a termination of the CIG Shareholders' Agreement in the form attached hereto as Exhibit 7.4(b) (the "CIG Shareholders' Agreement Termination");

c) Buyer shall cause such Affiliates of Buyer who are parties to such agreement to enter into, and MSG and NAPP shall enter into, a termination of the Marketing Agreement in the form attached to this Agreement as Exhibit 7.4(c) (the "Marketing Agreement Termination"); and

d) Buyer shall cause Great Southern to enter into, and GSG shall enter into, a termination of the GSG General Agent's Contract in the form attached to this Agreement as Exhibit 7.4(d) (the "GSG General Agent's Contract Termination").

         7.5 Waiver of CIG Shareholders' Agreement. The CIG Shareholders' Agreement contains provisions restricting the transfer of CIG stock and provisions governing the management and operation of CIG, FAI and ASC, including the election and removal of directors and officers. To the extent that this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby are inconsistent with such provisions of the CIG Shareholders' Agreement, such provisions are hereby waived by Myer, individually and as a shareholder of CIG, and by Buyer, on behalf of FHC and Buyer's wholly owned subsidiary, UFL, individually and as a shareholder of CIG.

         7.6 Trailer Agreements. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Myer, the Marketing Companies and Buyer shall enter into (and Myer shall cause Strider to enter into, and Buyer shall cause Great Southern, College Life, NFU and Ohio State to enter into) an Old Trailer Agreement and a New Trailer Agreement in the forms attached to this Agreement as Exhibit 7.6(a) and (b), respectively (the "Old Trailer Agreement" and the "New Trailer Agreement," respectively, and collectively the "Trailer Agreements").

         7.7 Services Agreement. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing Myer and Buyer shall cause ASC to enter into, and Myer shall use his best efforts to cause Aragon to enter into, a Payroll Slot Administrative Services Agreement in the form attached to this Agreement as Exhibit 7.7 (the "Services Agreement").

         7.8 Allocation of PCA and NAPP Income for Tax Purposes. Following the Closing, Buyer, PCA, NAPP, Myer and the Marketing Companies shall take all actions necessary to insure that the income of PCA and NAPP is allocated between the short "S" tax year ending on the Closing and the short "C" tax year commencing on the Closing in accordance with when such income was earned, rather than ratably based on the number of days in such period.

         7.9 Further Assurances. From time to time, subsequent to the Closing, at a party's request and without further consideration, the other party or parties shall execute and deliver to the requesting party such documents, and take such other action, as the requesting party may reasonably request to consummate more effectively the transactions contemplated by this Agreement.


                                  ARTICLE VIII
                   CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

                  The obligations of Buyer under this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below in this Article VIII. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if any of the Myer Warranting Parties shall be in default of any of their respective representations, warranties or covenants under this Agreement.

         8.1 Representations and Warranties. Except as otherwise permitted by this Agreement, all of the representations and warranties of the Myer Warranting Parties in this Agreement shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Buyer shall have received certificates, dated as of the Closing Date and executed by Myer and authorized officers of each of such entities, to such effect.

         8.2 Covenants. The Myer Warranting Companies shall have performed or complied with, in all material respects, all of their respective covenants under this Agreement to be performed or complied with on or prior to the Closing Date, and Buyer shall have received certificates, dated as of the Closing Date and executed by Myer and authorized officers of each of such entities, to such effect.

         8.3  Adverse  Changes.  During the period  from June 30,  1998,  to the
Closing Date, there shall not have been any material adverse change in the financial condition or the results of operations of PCA, NAPP or either of the Marketing Companies (other than operating losses consistent with those incurred by such entities in the year prior to the date of this Agreement), and the assets of PCA and NAPP and the Purchased Assets shall be substantially the same as those assets existed on September 30, 1997 (except for assets acquired or disposed of in the ordinary course of business and such other changes as Buyer may agree upon).

         8.4 Legal Opinion. Buyer shall have received from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for Myer, PCA, NAPP and the Marketing Companies, an opinion dated the Closing Date, in form and substance satisfactory to Buyer, addressing the matters set forth in Exhibit 8.4.

         8.5   Litigation.   No  Proceeding   pertaining  to  the   transactions
contemplated by this Agreement, or to their consummation, shall have been instituted or threatened on or before the Closing Date.

         8.6 Certified Resolutions. The execution and delivery of this Agreement by PCA, NAPP and the Marketing Companies, and of the Transaction Documents to which they are parties by Aragon and Strider, and the performance of their respective covenants hereunder and thereunder, shall have been duly authorized by all necessary corporate action, and Buyer shall have received copies of all resolutions pertaining to that authorization, certified respectively by the secretaries of each of such parties.

         8.7 Tax Clearance Certificates. Buyer shall have received tax clearance certificates from PCA, NAPP and the Marketing Companies, dated as of a date not more than 30 days before the Closing Date, from the appropriate state Governmental Body for each of such parties.

         8.8 Third Party Consents. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, including, without limitation, the Lease Assignments and Landlord Consents and other consents to assignments to and assumptions by Buyer, shall have been obtained by the Myer Warranting Parties and delivered to Buyer.

         8.9      Regulatory Approvals.  All regulatory approvals necessary for:

a) the consummation of the transactions contemplated by this Agreement (including, to the extent desired by Buyer, the purchase of the CIG Shares from Myer by one of Buyer's insurance company Affiliates);

b) the contribution by UFL of its shares of capital stock of CIG to College Life;

c)                the payment of an extraordinary dividend by FAI to CIG;

d) the modification or the termination and replacement of the existing reinsurance agreements between (i) FAI and College Life and (ii) FAI and Great Southern; and

e) the termination of the existing reinsurance agreement between College Life and NAP Life;

shall, in each case, have been obtained without the imposition of any financially or operationally burdensome requirements on Buyer, College Life, Great Southern, FAI, PCA or NAPP.

         8.10 HSR Act Approval. To the extent that any HSR Act filings are required with respect to the transactions contemplated by this Agreement, the applicable waiting period under the HSR Act shall have expired without any objection of the Federal Trade Commission or any other Governmental Body, or any such objection shall have been waived by the objecting Governmental Body.

         8.13 "Key Man" Life Insurance. Buyer must be able to procure "key man" life insurance on Myer's life in an amount not to exceed $12,500,000 and on terms acceptable to Buyer.

         8.12 Transaction Documents. The Transactions Documents shall have been executed and delivered by those of Myer (and, to the extent necessary, Sharon K.
Myer) and his Affiliates who are parties thereto.


                                   ARTICLE IX
                   CONDITIONS PRECEDENT TO THE PERFORMANCE OF
                   MYER, PCA, NAPP AND THE MARKETING COMPANIES

         The obligations of Myer, PCA, NAPP and the Marketing Companies under this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or before the Closing, of all the conditions set forth below in this Article IX. Myer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Myer of any of the other rights or remedies, at law or in equity, of Myer, PCA, NAPP or either of the Marketing Companies, if Buyer shall be in default of any of its representations, warranties or covenants under this Agreement.

         9.1 Representations and Warranties. Except as otherwise permitted by this Agreement, all of the representations and warranties of Buyer in this Agreement shall be accurate in all material respects as of the Closing Date as if made on the Closing Date, and Myer shall have received a certificate, dated as of the Closing Date and executed by an authorized officer of Buyer, to such effect.

         9.2 Covenants. Buyer shall have performed or complied with, in all material respects, all of its covenants under this Agreement to be performed or complied with on or prior to the Closing Date, and Myer shall have received a certificate, dated as of the Closing Date and executed by an authorized officer of Buyer, to such effect.

         9.3 Legal Opinions. Buyer shall have furnished Myer and the Marketing Companies with opinions, dated as of the Closing Date, of Lathrop & Gage L.C. and Heath, Davis & McCalla, P.C., counsel for Buyer, in form and substance satisfactory to Myer, addressing the matters set forth in Exhibit 9.3.

         9.4   Litigation.   No  Proceeding   pertaining  to  the   transactions
contemplated by this Agreement, or to their consummation, shall have been instituted or threatened on or before the Closing Date.

         9.5 Certified Resolutions. The execution and delivery by Buyer of this Agreement and by Buyer and its Affiliates of the Transaction Documents to which they are parties, and the performance by such parties of their respective covenants hereunder and thereunder, shall have been duly authorized by all necessary corporate action, and Myer shall have received copies of all resolutions pertaining to that authorization, certified by the Secretary of Buyer and such Affiliates.

         9.6 Regulatory Approvals. All regulatory approvals necessary for the consummation of the transactions contemplated by this Agreement and the modification or the termination and replacement of the existing reinsurance agreements between (i) FAI and College Life; (ii) College Life and NAP Life; and
(iii) FAI and Great Southern shall have been obtained without the imposition of any financially or operationally burdensome requirements on Myer, the Marketing Companies or NAP Life.

         9.7 HSR Act Approval. To the extent that any HSR Act filings are required with respect to the transactions contemplated by this Agreement, the applicable waiting period under the HSR Act shall have expired without any objection of the Federal Trade Commission or any other Governmental Body, or any such objection shall have been waived by the objecting Governmental Body.

         9.8 Transaction Documents. The Transactions Documents shall have been executed and delivered by those of Buyer and its Affiliates who are parties thereto.


                                    ARTICLE X
                                     CLOSING

         10.1 Time and Place of Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Lathrop & Gage L.C., 2345 Grand Boulevard, Suite 2800, Kansas City, Missouri, effective as of the close of business on the last Business Day of the month in which all conditions precedent set forth in this Agreement shall have been satisfied or (to the extent permitted under this Agreement) waived, or if Buyer and Myer agree in writing to an extension of such date, the date so agreed to (the "Closing Date").

         10.2 Deliveries of Myer, PCA, NAPP and the Marketing Companies. At the Closing, Myer, PCA, NAPP and the Marketing Companies shall deliver to Buyer:

a) stock certificates representing the PCA Shares, the NAPP Shares and the CIG Shares, each accompanied by stock powers duly executed in blank;

b) long form certificates of the states of incorporation of PCA, NAPP, Strider, Aragon and the Marketing Companies dated not earlier than the date of the 20th day preceding the Closing Date to the effect that each is a corporation validly existing and in good standing under the laws of its state of incorporation as of such date;

c) a copy, certified as true and correct by the respective states of incorporation of PCA and NAPP, of the Articles of Incorporation of PCA and NAPP, as amended, and a copy, certified as true and correct by the respective Secretary or Assistant Secretary of PCA and NAPP, of the Bylaws of PCA and NAPP, as amended;

d) the stock books, stock ledgers, minute books, corporate seals and all other books and records of ASC, PCA and NAPP;

e) the resignations, effective as of the Closing Date, of all of the directors and officers of PCA and NAPP and those directors and officers of CIG, ASC and FAI who are not designees of Buyer;

f) evidence of the third party consents and regulatory approvals required by Sections 5.4, 8.8 and 8.9;

g) bills of sale, duly executed by the Marketing Companies, transferring to Buyer the tangible assets of the Marketing Companies included in the Purchased Assets, which bills of sale shall be in substantially the form attached hereto as Exhibit 10.2(g) (collectively, the "Bills of Sale");

h) assignment and assumption agreements, duly executed by the Marketing Companies, transferring to Buyer of all intangible assets of the Marketing Companies included in the Purchased Assets, which assignment and assumption agreements shall be in substantially the form attached hereto as Exhibit 10.2(h) (collectively, the "Assignment and Assumption Agreements");

i) for each Lease described on Schedule 3.13 and marked with an asterisk ("*"), duly executed lease assignments and landlord consents in substantially the form attached hereto as Exhibit 10.2(i) (collectively, the "Lease Assignments and Landlord Consents");

j)                the certificates described in Section 8.1;

k)                the certificates described in Section 8.2;

l)                the legal opinion described in Section 8.4;

m)                the certified resolutions described in Section 8.6;

n)                the tax clearance certificates described in Section 8.7; and

o) all other agreements, documents, instruments and writings required to be delivered by any of the Myer Warranting Parties pursuant to this Agreement or reasonably requested by Buyer.

         10.3 Deliveries of Buyer. At the Closing, Buyer shall deliver to Myer and the Marketing Companies:

a)                The Purchase Price;

b) the Assignment and Assumption Agreements, duly executed by Buyer, by which Buyer assumes the Assumed Obligations;

c) certificates of the states of incorporation of Buyer and the Buyer-Related Entities dated not earlier than the date of the 20th day preceding the Closing Date to the effect that each is a corporation validly existing and in good standing or in compliance (as applicable) under the laws of its state of incorporation as of such date;

d) evidence of the regulatory approvals required by Sections 6.1 and 9.6;

e)                the certificates described in Section 9.1;

f)                the certificates described in Section 9.2;

g)                the legal opinions described in Section 9.3;

h)                the certified resolutions described in Section 9.5; and

i) all other agreements, documents, instruments and writings required to be delivered by Buyer pursuant to this Agreement or reasonably requested by Myer or any of the Marketing Companies.


                                   ARTICLE XI
                                    REMEDIES

         11.1 Indemnification by Myer and the Marketing Companies. Myer and the Marketing Companies shall have no liability or obligation for Damages under this Agreement except as set forth in this Article XI. Myer and the Marketing Companies shall jointly and severally indemnify, defend and hold harmless Buyer, PCA, NAPP and their respective Affiliates against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, settlement costs, costs of investigation and reasonable attorneys' fees (collectively, "Damages"), that any of such parties shall incur or suffer, which arise or result from, or relate to:

a) the breach by Myer, PCA, NAPP, either of the Marketing Companies, Strider or Aragon of any of their respective representations, warranties and agreements under this Agreement (other than those contained in Section 3.19(b)) or under any of the Transaction Documents to which they are parties; provided, however, that the indemnity obligations of Myer and the Marketing Companies under this Section 11.1(a) with respect to Aragon shall be limited to breaches occurring prior to the acquisition, if any, of Myer's Aragon stock by Americo;

b) the claim of any third party regarding any transaction, occurrence, action or omission in connection with the operation of the respective businesses of Myer, PCA, NAPP and the Marketing Companies prior to Closing;

c) the claim of any third party that Buyer or any of its Affiliates is the "successor" to Myer or either of the Marketing Companies with respect to any of their liabilities (which were not expressly assumed by Buyer or any of its Affiliates under the terms of the Assignment and Assumption Agreements or the Lease Assignments and Landlord Consents);

d) the Market Conduct Activities prior to the Closing of Myer, ASC, PCA, NAPP or either of the Marketing Companies (or any of their respective employees, agents or Affiliates) on behalf of College Life, Great Southern, FAI or Loyalty, or the breach by any of the Myer Warranting Parties of any of their respective representations, warranties or agreements under Section 3.19(b); provided, however:

i) that to the extent that ASC, when engaged in such Market Conduct Activities, did not knowingly violate any applicable laws or regulations, Myer and the Marketing Companies shall be obligated to indemnify Buyer for only 50% of any Damages which arise or result from, or relate to, such activities of ASC; and

ii) Myer and the Marketing Companies shall have no indemnity obligation under this Section 11.1(d) (A) with respect to ASC or (B) with respect to the breach by any of the Myer Warranting Parties of any of their respective representations, warranties or agreements under Section 3.19(b), except in each case as may arise in connection with the claim of a third party;

e) the activities of Myer, PCA, ASC, NAPP and the Marketing Companies with respect to administration of business generated by Myer and his Affiliates, including, without limitation, any delays in processing monies received, policy surrenders and policyholder inquiries and resolving items in suspense; provided, however:

i) that to the extent that ASC, when engaged in such administrative activities, did not knowingly violate any applicable laws or regulations, Myer and the Marketing Companies shall be obligated to indemnify Buyer for only 50% of any Damages which arise or result from, or relate to, such administration activities of ASC; and

ii) Myer and the Marketing Companies shall have no indemnity obligation under this Section 11(e) (A) with respect to ASC or
                  (B) with respect to the breach by any of the Myer Warranting Parties of any of their respective representations, warranties or agreements under Section 3.19(b), except in each case as may arise in connection with the claim of a third party; and

provided, however, that notwithstanding anything contained herein to the contrary, Myer and the Marketing Companies shall have no indemnity obligations under this Section 11.1 with respect to (x) acts or omissions occurring prior to July 30, 1993 in regards of those policies of Great Southern described on
Schedule 11.1 or (y) the failure of ASC, PCA, NAPP or the Marketing Companies, or Buyer or any of Buyer's Affiliates, to be Year 2000 Compliant.

         11.2 Indemnification by Buyer. Buyer shall have no liability or obligation for Damages under this Agreement except as set forth in this Article
XI. Buyer shall indemnify, defend and hold harmless Myer, the Marketing Companies and their respective Affiliates against and in respect of any and all Damages that any of such parties shall incur or suffer, which arise or result from, or relate to:

a) any breach by Buyer or any of its Affiliates of any of their respective representations, warranties and agreements under this Agreement or any of the Transaction Documents to which they are parties; or

b) the claim of any third party regarding any transaction, occurrence, action or omission in connection with (i) the operation following the Closing of the respective businesses of PCA, ASC and NAPP or (ii) the Purchased Assets following the Closing; or

c) any of their respective employees, agents or Affiliates) on behalf of Buyer's insurance company Affiliates; or

d) the activities of PCA, ASC and NAPP following the Closing with respect to the administration of the insurance business of Buyer's insurance company Affiliates.

         11.3     Claim Notice and Defense.

a)Third Party Claims. If any claim or demand, or any Proceeding is commenced for which an Indemnifying Party would be liable for Damages to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by a Person other than a party hereto or any Affiliate thereof (a "Third Party Claim"), then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice with respect to such Third Party Claim (a "Claim Notice"); provided, however, no failure or delay in giving any such Claim Notice shall relieve the Indemnifying Party of its obligations except, and only to the extent, that it is prejudiced thereby.

         The Indemnifying Party shall respond to the Indemnified Party within 30 days of receipt of a Claim Notice setting forth whether the Indemnifying Party disputes its liability with respect to the matters covered by such Claim Notice and whether the Indemnifying Party, at the sole cost and expense of the Indemnifying Party, desires to assume the defense of the matters set forth in such Claim Notice. The Indemnified Party may take any action it deems to be necessary to preserve its rights prior to receipt of such response from the Indemnifying Party but shall not settle or proceed to final judgment with respect to such Third Party Claim prior to the expiration of such 30 day period.

         The Indemnifying Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any Proceeding brought against the Indemnified Party in respect of Third Party Claims; provided, however, that the Indemnifying Party shall not settle any matter without obtaining the Indemnified Party's prior consent thereto if such settlement provides for any remedy other than the payment of money damages or does not provide for a full release of the Indemnified Party or, regardless of the terms of such settlement, if the Indemnifying Party disputes its liability with respect to the Third Party Claim. If the Indemnifying Party elects to assume the defense of any such Third Party Claim or Proceeding, the Indemnified Party may participate in such defense at its own expense. If the Indemnifying Party fails to defend or, after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense other than as a result of a settlement, the Indemnified Party shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such Proceeding; provided, however, that if the Indemnified Party assumes the defense of any such Third Party Claim or Proceeding pursuant to this Section 11.3 and proposes to settle such Third Party Claim or Proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right either (i) to participate in and consent (which consent shall not be unreasonably withheld, taking into account the costs of the settlement, or the reputational impacts of settling or not settling on Buyer and its Affiliates and the adverse impact on Buyer and its Affiliates of continuing the Proceeding, in terms of management time or otherwise) to the settlement or (ii) to assume or reassume the defense of such Proceeding.

         Notwithstanding the foregoing provisions of this Section 11.3(a), if the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved by binding arbitration as provided in Section 11.5, the Indemnifying Party shall be required to bear only that portion of the costs and expenses of its defense pursuant to this Section 11.3(a) that is proportionate to its responsibility for such Third Party Claim, and the Indemnified Party shall reimburse the Indemnifying Party for that portion of such costs and expenses that is proportionate to the Indemnified Party's responsibility for such Third Party Claim.

         The party directing the defense shall pursue such defense diligently and promptly. The parties shall cooperate in the defense of all Third Party Claims. In connection with the defense of any Third Party Claim, each party shall make available to the party controlling such defense any books, records or other documents within its control that are reasonably requested in the course of or necessary or appropriate for such defense; provided, however, that appropriate arrangements are made to safeguard the confidentiality of such materials.

         The provisions of this Section 11.3(a) shall not apply to Third Party Claims to the extent they involve ASC. Such matters shall be governed by Section 11.3(b).

b) ASC Claims. If any Third Party Claim is commenced relating to ASC (an "ASC Claim"), then upon learning of such claim, Buyer shall provide a Claim Notice to Myer and the Marketing Companies regarding such claim; provided, however, no failure or delay in giving any such Claim Notice shall relieve Myer and the Marketing Companies of their indemnity obligations except, and only to the extent, that they are prejudiced thereby.

Myer and the Marketing Companies shall respond to Buyer within 30 days of receipt of a Claim Notice under this Section 11.3(b) setting forth whether they dispute their liability with respect to the matters covered by such Claim Notice. Buyer may take any action it deems to be necessary to preserve its rights prior to receipt of such response from Myer and the Marketing Companies, but shall not settle or proceed to final judgment with respect to such ASC Claim prior to the expiration of such 30 day period.

Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any ASC Claim. Myer and the Marketing Companies may participate in such defense at their own expense.

Buyer shall not settle any matter without obtaining the Indemnified Party's prior consent thereto (which consent shall not be unreasonably withheld). In seeking such consent, Buyer shall inform Myer and the Marketing Companies, in writing, of the terms of the proposed settlement. If Myer and the Marketing Companies consent to such settlement proposal, Buyer shall proceed with settling the ASC Claim on the terms described in such writing. If Myer and the Marketing Companies refuse such consent for any reason or fail to consent to such settlement proposal within 20 days after the date of Buyer's notice to Myer and the Marketing Companies of such settlement proposal, then they shall thereafter assume the defense of such ASC Claim, at their expense. Upon resolving such claim (whether by settlement, arbitration, litigation or otherwise), Buyer shall be responsible only for 50% of the amount reflected in the settlement proposal previously made by Buyer, and Myer and the Marketing Companies shall be responsible for all other Damages relating to such ASC Claim.

The party controlling the defense of an ASC Claim shall pursue such defense diligently and promptly. The parties shall cooperate in the defense of all ASC Claims. In connection with the defense of any ASC Claim, each party shall make available to the party controlling such defense any books, records or other documents within its control that are reasonably requested in the course of or necessary or appropriate for such defense; provided, however, that appropriate arrangements are made to safeguard the confidentiality of such materials.

c) Claims Between the Parties and their Affiliates. If an Indemnified Party has a claim against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall give written notice of such claim to the Indemnifying Party specifying the nature, estimated amount and the specific basis for such claim. The Indemnifying Party shall respond to the Indemnified Party within 30 days of receipt of such notice setting forth whether the Indemnifying Party disputes its liability with respect to the matters covered by such notice. If the Indemnifying Party disputes its liability with respect to such matters, then the Indemnified Party and the Indemnifying Party shall negotiate in good faith to resolve such dispute. If not so resolved or if no timely response is made, either party may pursue whatever remedies it may have.

         11.4     Claims Limitation.

a) An Indemnifying Party shall not have any liability or obligation for any Damages under this Agreement unless the aggregate amount of all Damages charged to such party exceeds $250,000, in which case such Indemnifying Party shall be liable only for the amount of such Damages over $250,000. For purposes of the foregoing, Myer and the Marketing Companies shall constitute one party. The foregoing limitations shall not apply to:

i) Damages which arise or result from, or relate to a breach of any of the representations and warranties set forth in Section
                  3.4 ("PCA Shares"), Section 3.5 ("CIG Shares"), Section 3.6 ("NAPP Shares"), and Section 3.9 ("Taxes") (to the extent applicable to PCA and NAPP) of this Agreement;

ii) Damages which arise or result from, or relate to a breach of any of the obligations of Myer under Section 5.15 and the last paragraph of Section 2.3;

iii) any indemnity obligation arising under Section 11.1(d) or (e) or under Section 11.2(c) or (d), to the extent such indemnity obligation pertains to actual or alleged acts or omissions by ASC; or

iv) any indemnity obligation of Buyer arising from Buyer's nonpayment of (A) the Assumed Obligations, (B) the Purchase Price, the New Trailers, the Old Trailers, the Third Party Trailers or amounts due to Myer under the Consulting Agreement or the Aragon Stock Agreement.

b) Myer and the Marketing Companies shall not be liable or obligated for any Damages under this Agreement (except as provided in clauses (i) and (ii) below) that, together with all other Damages for which Myer and the Marketing Companies is liable or obligated under this Agreement, exceed the amount of the aggregate payments to be made by Buyer and Buyer's Affiliates to Myer and his Affiliates under the terms of this Agreement and the Transaction Documents (excluding, however, the sum of (i) the amount of the Old Trailers, plus (ii) Seven Million One Hundred Thirty Three Thousand Seven Hundred Eight Dollars ($7,133,708). The foregoing limitation shall not apply to:

i) Damages which arise or result from, or relate to a breach of any of the representations and warranties set forth in Section
                  3.4 ("PCA Shares"), Section 3.5 ("CIG Shares"), Section 3.6 ("NAPP Shares") and Section 3.9 ("Taxes") (to the extent applicable to PCA and NAPP) of this Agreement; or

ii) Damages which arise or result from, or relate to a breach of any of the obligations of Myer under Section 5.15 and the last paragraph of Section 2.3.

         11.5     Arbitration.

a) In the event of any dispute arising after the date of this Agreement with reference to any transaction contemplated by this Agreement (other than with respect to the initial determination of the Purchase Price (but not as to its payment), disputes regarding which shall be resolved to the extent and in the manner provided in Section 2.5)or by any of the Transaction Documents among the parties hereto or thereto, the same shall be referred to three arbitrators for binding arbitration. For purposes of this Section 11.5, "Myer" shall mean Myer and his Affiliates at the time such arbitration process is initiated, and "Buyer" shall mean Buyer and its Affiliates at such time). Buyer shall appoint one arbitrator and Myer shall appoint one arbitrator and such two arbitrators to select the third. Each arbitrator shall be a knowledgeable, independent businessperson or professional. If either Buyer or Myer refuses or neglects to appoint an arbitrator within 30 days after receipt of the written request for arbitration, the initiating party may appoint a second arbitrator. If the two arbitrators fail to agree on the selection of a third arbitrator within 30 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots. Buyer and Myer shall bear the expense of their own arbitration, including their arbitrator and outside attorneys' fees, and shall jointly and equally bear with the other parties the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the three arbitrators.

c) The arbitration proceedings shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association, except that Buyer and Myer each shall be entitled to take discovery as provided under Federal Rules of Civil Procedure Nos. 28 through 36 during a period of 90 days after the final arbitrator is appointed and the arbitrators shall have the power to issue subpoenas, compel discovery, award sanctions and grant injunctive relief. The arbitrators shall be entitled to retain a lawyer to advise them as to legal matters, but such lawyer shall have none of the relationships to Buyer or Myer (or any of their Affiliates) that are proscribed above for arbitrators. The arbitration hearings shall commence no sooner than 120 days after the date the final arbitrator is appointed and not later than 180 days after such date. The arbitration hearing shall be conducted during normal working hours on Business Days without interruption or adjournment of more than two days at any one time or six days in the aggregate. In rendering their decision, the arbitrators shall consider the parties' proportionate responsibility for the circumstances underlying the dispute being arbitrated. The arbitrators shall decide by a majority vote of the arbitrators. The arbitrators shall deliver their decision to Buyer and Myer in writing within 20 days after the conclusion of the arbitration hearing, which written decision shall include detailed findings of fact and conclusions of law. There shall be no appeal from their written decision, except as permitted by applicable law.

d) Any arbitration instituted pursuant to this Section shall be held in Dallas, Texas or such other city that is mutually agreeable to Buyer and Myer, with the precise location within such city being as agreed upon by Buyer and Myer or, absent such agreement, at a location within such city designated by the American Arbitration Association's resident manager in Kansas City, Missouri.

e) Notwithstanding any other provision of this Section, nothing contained in this Agreement shall require arbitration of any issue for which injunctive relief is properly sought by a party hereto; provided, however, that no party shall be entitled to seek or be awarded any Damages from another party except pursuant to arbitration in accordance with Section 11.5. The arbitrators, if they find that any party has acted in a fraudulent manner with respect to any representation contained in, or any transaction contemplated by, this Agreement or any of the Transaction Documents, may award punitive damages to the victim of such fraudulent conduct.

         11.6 Equitable Relief. Each party's obligation under this Agreement is unique. If any party should default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may seek equitable relief, including specific performance, and in such instance the parties each expressly waive the defense that a remedy in damages will be adequate.

         11.7 Costs. If any Proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that Proceeding, in addition to any other relief to which it or they may be entitled.

         11.8 Acceleration Right. In the event of any material breach or default under this Agreement by Buyer with respect to its deferred Purchase Price payment obligations under Section 2.3 hereof, Myer shall be entitled, upon written notice to Buyer, to accelerate such payment obligations of Buyer and to be paid the full amount of such accelerated payment obligations at that time; provided, however, that for purposes hereof a breach or default shall not be deemed to have occurred unless it is so determined in accordance with the arbitration provisions of this Agreement.

         11.9 Payment Due Upon Wrongful Non-payment Period. In the event that it is determined, pursuant to the arbitration provisions set forth in Section 11.5 hereof, that Buyer or any of its Affiliates (for purposes of this Section 11.9, the "Payor") has wrongfully failed to pay to Myer, Strider or their respective assigns (for purposes of this Section 11.9, the "Payee") any portion of the Old Trailer, the New Trailer or the Third Party Trailer (for purposes of this
Section 11.9, each a "trailer") when due and payable (whether because of a wrongful set-off, a breach of a payment obligation under Section 6.3 of this Agreement, under the Old Trailer Agreement or under the New Trailer Agreement, or otherwise), then the Payor shall immediately pay to the Payee an amount equal to the sum of (a) the amount wrongfully withheld, plus (b) an amount equal to double the amount wrongfully withheld.

         Notwithstanding the foregoing, the amount described in (b) above shall not be due and payable if Payor has, in calculating the amount to be paid, acted in good faith (including, without limitation, those situations in which Payor has paid Payee and a dispute has arisen concerning only whether the amount paid was proper). Any payment by Payor of the amount described in (b) above shall be deemed to be a prepayment of Payor's future obligations to pay trailers under this Agreement, the Old Trailer Agreement or the New Trailer Agreement.

         By way of example, if an arbitrator determined that $100 was wrongfully withheld, the Payor would be obligated to pay to the Payee an amount equal to the sum of (a) $100 (the amount wrongfully withheld), plus (b) $200 (double the amount wrongfully withheld). The $200 portion of such payment would be treated as a prepayment of Payor's future obligations to pay trailers.


                                   ARTICLE XII
                                   TERMINATION

         12.1 Termination. This Agreement may be terminated:

a)       by the mutual consent of Buyer and Myer;

b) by Myer at the Closing if any of the conditions precedent to the obligations of Myer, PCA, NAPP and the Marketing Companies set forth in this Agreement to be performed or satisfied on or before the Closing shall not have been performed and satisfied and if Myer shall not have expressly waived satisfaction thereof;

c) by Buyer at the Closing if any of the conditions precedent to its obligations set forth in this Agreement to be performed or satisfied on or before the Closing shall not have been performed and satisfied and if Buyer shall not have expressly waived satisfaction thereof; and

d) by Buyer or Myer if, for reasons beyond the reasonable control of the terminating party, the Closing shall not have been consummated on or before December 31, 1998.

In the event of any termination of this Agreement pursuant to this Section, the terminating party shall give written notice of such termination to the other parties to this Agreement and upon the giving of such notice, such termination shall automatically become effective.

         Termination in accordance with this Section shall not relieve a breaching or defaulting party of liability arising from any breach or default under this Agreement, and certain terms and conditions of this Agreement shall continue in effect, as set forth in this Agreement. Without limiting the generality of the foregoing, termination of this Agreement shall not affect the effectiveness of any provisions of this Agreement that, by their terms or implication, survive termination, including, without limitation, Article XI ("Remedies"), Section 13.1 ("Confidentiality"), Section 13.2 ("Publicity") and
Section 13.4 ("Costs").

         Termination of this Agreement because of the non-occurrence of the Closing shall restore, without further action, the provisions of the CIG Shareholders' Agreement to their status prior to the execution and delivery of this Agreement (and the effectiveness of Section 7.6 ("Waiver of CIG Shareholders' Agreement")).


                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

         13.1 Confidentiality. All information obtained by either party respecting the other party or any of its Affiliates during the course of evaluating and negotiating the transactions, the terms of the letter of intent and the agreements, documents and instruments contemplated thereby (except for information that is generally available to the public other than as a result of a disclosure by the recipient or his representative or otherwise available to the recipient on a non-confidential basis), will be kept in strict confidence by the recipient and will not be disclosed by the recipient to any third party without the prior written consent of the other party; provided, however:

a) that all or any portion of such information may be disclosed by the recipient or his or its representatives, accountants, attorneys and agents (i) to the extent required by applicable law or subpoena, (ii) to any third party associated with the recipient who needs to know such confidential information to evaluate and negotiate the terms of the transactions or to assist the recipient in conducting any such evaluation, or (iii) to the extent necessary to enforce the provisions of this Agreement or any of the Transaction Documents; each party will inform his or its representatives, accountants, attorneys and agents of the confidential nature of such information and will direct all of such Persons to treat such information in a manner consistent with this provision; and

b) that Myer may make (i) such disclosures to Rick Wolfe as are reasonably necessary to obtain his consent to Myer's covenant under Section 12 of the Consulting Agreement, and (ii) such disclosures to Doug Lish and Steve Myer as are reasonably necessary to obtain their consents to Myer's covenant under Section 13 of the Consulting Agreement and to Aragon's entering into, and performing its obligations under, the Transaction Documents to which it is a party.
For purposes of this provision and Section 13.2, Myer and the Marketing Companies (and, prior to the Closing, PCA and NAP Partners) shall be considered to be one party.

         13.2 Publicity. No party shall issue any public announcement concerning the transactions without the approval of the other party, unless in the opinion of any of the parties counsel an announcement is required to be made to comply with the requirements of applicable law or regulation, in which event a facsimile transmission of the text of any such arrangement will be sent to the other party as soon as possible before or, only if necessary, after making such announcement.

         13.3 Brokerage Fees. Each party represents and warrants that there are no brokerage of finder's fees concerning the transactions.

         13.4 Costs. Each of the parties shall pay all costs and expenses incurred by it in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated by this Agreement, whether or not the Closing occurs.

         13.5 Headings. The subject headings of the paragraphs and subsections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

         13.6 Entire Agreement; Waiver. This Agreement constitutes, including the schedules hereto (which are incorporated herein by this reference), the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. Notwithstanding the foregoing, the parties acknowledge and agree that this Agreement has been entered into in connection with the Closing of the transactions contemplated hereby and is to be construed consistently with the Transaction Documents, including, without limitation, the obligations that all disputes under this Agreement and Transaction Documents be resolved by binding arbitration as set forth in Section 11.5 hereof. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed to be, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

         13.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which parts shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         13.8 Third Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or in remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this agreement, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement.

         13.9 Binding Effect; Assignment. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns. The rights and obligations of the parties under this Agreement shall not be assignable without prior written consent of the other parties; provided, however, that notwithstanding the foregoing:

a) Buyer may assign any of its rights or obligations under this Agreement to a wholly owned subsidiary of Buyer (or, in the case of the NAPP Shares, to an individual as nominee for Buyer or any of Buyer's wholly-owned subsidiaries), but any such assignment shall not release Buyer from its obligations under this Agreement; and

b) Myer, the Marketing Companies and Strider may assign (and the Trailer Agreement shall so provide ) any of their respective rights with respect to the Old Trailers, the New Trailers and the Third Party Trailers with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

         13.10 Survival of Representations and WarrantiesError! Reference source not found.. The representations and warranties of the parties contained in this Agreement, or in any instrument, certificate or other writing delivered by the parties pursuant to the terms of this Agreement, shall survive the Closing:

a) until the expiration of all applicable statutes of limitations (including all periods of extension, whether automatic or permissive) in the case of the representations and warranties of Myer, PCA, NAPP and the Marketing Companies set forth in Section 3.4 ("PCA Shares"),
         Section 3.5 ("CIG Shares"), Section 3.6 ("NAPP Shares") and Section 3.9 ("Taxes") of this Agreement, or in any instrument, certificate or other writing delivered by Myer, PCA, NAPP or either of the Marketing Companies pursuant to the terms of this Agreement (to the extent such instrument, certificate or other writing refers to such representations and warranties); and

b) until the second anniversary of the Closing in the case of (i) all of the representations and warranties of Myer, PCA, NAPP and the Marketing Companies not described in subsection (a) above, and (ii) the representations and warranties of Buyer set forth in Article IV ("Buyer's Representations and Warranties") of this Agreement or in any instrument, certificate or other writing delivered by Buyer pursuant to the terms of this Agreement (to the extent such instrument, certificate or other writing refers to such representations and warranties).

If a notice claiming,  with  specificity,  indemnity is given in accordance with
Section 11.3 before the expiration of the applicable time period referenced above, then notwithstanding the expiration of such time period the representation and warranty applicable to such claim shall survive until, but only for purposes of, such claim has been resolved. This Section 13.10 shall survive the Closing and the termination of this Agreement.

         13.11 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the day of mailing or transmission by facsimile, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

             To Myer at:               Robert L. Myer
                                       10222 Pinehurst Drive
                                       Austin, Texas 78747
                                       FAX: (512) 282-9573

             with a copy to:           Timothy L. LaFrey
                                       Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                       Frost Bank Plaza
                                       816 Congress Avenue, Suite 1900
                                       Austin, Texas 78701
                                       FAX: (512) 499-6290

             To Buyer at:              Americo Life, Inc.
                                       Attn:  Gary L. Muller, President and
                                       Chief Executive Officer
                                       300 West 11th Street
                                       Kansas City, Missouri 64105
                                       FAX:  (816) 391-2018

             with a copy to:           Lathrop & Gage L.C.
                                       Attn: Thomas M. Higgins, III, Esq.
                                       2345 Grand Boulevard, Suite 2800
                                       Kansas City, Missouri  64108-2684
                                       FAX:  (816) 292-2001

or if faxed with facsimile confirmation. Any party may change its address for purposes of this Section 13.11 by giving the other parties written notice of the new address in the manner set forth above.

         13.12 Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Missouri as applied to contracts that are executed and performed entirely in Missouri.

         13.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable, and binding on the parties.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

        THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES

BUYER:                           AMERICO LIFE, INC.


                                 By
                                     Name
                                     Title


MYER:
                                 Robert L. Myer



THE MARKETING COMPANIES:          GREAT SOUTHERN GROUP, INC.

                                  By
                                      Name
                                      Title


                                   MARKETING SYSTEMS GROUP, INC.

                                   By
                                      Name
                                      Title

NAPP:                              NAP PARTNERS, INC.

                                   By
                                      Name
                                      Title


PCA:                               PENSION CONSULTANTS AND
                                   ADMINISTRATORS, INC.

                                   By
                                      Name
                                      Title


         The undersigned, Sharon K. Myer, wife of Robert L. Myer, hereby agrees to the conveyance and transfer to Buyer of the PCA Shares, the NAPP Shares and the CIG Shares, including, without limitation, all marital and other interests she may have therein, on the terms, and subject to the conditions, set forth in this Agreement.


                          --------------------------------
                                 Sharon K. Myer

                                LIST OF EXHIBITS

Exhibit 5.8(a)        Form of Estoppel Agreement (MSG Lease for Barton Creek office)
Exhibit 5.8(b)        Form of Estoppel Agreement (ASC Lease for Barton Creek office)
Exhibit 5.14          Form of Amendment to Pesce and Barton Employment Agreements
Exhibit 7.1           Form of Payroll Slot Agreement
Exhibit 7.2           Form of Aragon Stock Agreement
Exhibit 7.3           Form of Consulting Agreement
Exhibit 7.4(a)        Form of Product Development Agreement Termination
Exhibit 7.4(b)        Form of CIG Shareholders' Agreement Termination
Exhibit 7.4(c)        Form of Marketing Agreement Termination
Exhibit 7.4(d)        Form of GSG General Agent's Contract Termination
Exhibit 7.6(a)        Form of Old Trailer Agreement
Exhibit 7.6(b)        Form of New Trailer Agreement
Exhibit 7.7           Form of Payroll Slot Administrative Services Agreement
Exhibit 8.4           Matters to be covered in the Legal Opinion of Counsel to Myer, PCA,
                      NAPP and the Marketing Companies
Exhibit 9.3           Matters to be covered in the Legal Opinions of Counsel to Buyer
Exhibit 10.2(g)       Form of Bill of Sale
Exhibit 10.2(h)       Form of Assignment and Assumption Agreement
Exhibit 10.2(i)       Form of Lease Assignment and Landlord Consent

                                LIST OF SCHEDULES

Schedule 2.2          Permitted Encumbrance
Schedule 2.3(b)       PCA Pro Forma Balance Sheet
Schedule 2.3(c)       NAPP Pro Forma Balance Sheet
Schedule 2.3(d)       Marketing Companies Pro Forma Balance Sheet
Schedule 2.3(e)       Fixed Assets
Schedule 3.1          Jurisdictions
Schedule 3.3          Conflicts (Myer)
Schedule 3.7(a)       Financial Statements
Schedule 3.7(b)       Financial Information
Schedule 3.8          Changes
Schedule 3.10         Tangible Assets
Schedule 3.11         Accounts Receivable
Schedule 3.12         Intellectual Property
Schedule 3.13         Leases
Schedule 3.14         Contracts
Schedule 3.14(i)      PCA agreements with employers or otherwise relating to PCA's plan administration for employers
Schedule 3.14(ii)     NAPP agent agreements
Schedule 3.14(iii) GSG agent agreements
Schedule 3.16(a)      Employee Benefit Plans
Schedule 3.16(b)      Unpaid Contributions
Schedule 3.16(g)      Sick Pay and Vacation Pay Obligations
Schedule 3.16(h)      Payments to Retirees
Schedule 3.17         Insurance
Schedule 3.18         Marketing Operations
Schedule 3.19         Market Conduct
Schedule 3.20         Litigation
Schedule 3.22         Powers of Attorney; Bank Accounts
Schedule 4.3          Conflicts (Buyer)
Schedule 4.5(a)       CIG Financial Statements
Schedule 4.5(b)       FAI Financial Statements
                      Schedule 11.1 Great Southern Policies

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                                  Schedule 4.3
                                Consents (Buyer)


         1. The approval of the Texas Department of Insurance is required for the following:

(a) the consummation of the transactions contemplated by the Purchase Agreement (including, to the extent desired by Buyer, the purchase of the CIG Shares from Myer by one of Buyer's insurance company Affiliates);

(b) the contribution by UFL of its shares of capital stock of CIG to College Life;

(c)      the payment of an extraordinary dividend by FAI to CIG;

(d)                   the modification or the termination and replacement of the
                      existing  reinsurance   agreements  between  (i)  FAI  and
                      College Life and (ii) FAI and Great Southern; and

(e) the acquisition of NAPP by Buyer or one of Buyer's Affiliates.

         2. The consent of Buyer's lenders under that certain Credit Agreement between Buyer, on the one hand, and Chase Manhattan Bank and Commerce Bank of Kansas City, N.A., on the other hand, with respect to the consummation of all transactions contemplated in the Purchase Agreement and the Transaction Documents.

         3.  The   approval  of  the  Boards  of  Directors  of  Buyer  and  the
Buyer-Related Entities is required.

     4. See also the consents which must be obtained to consummate the transactions contemplated by the Purchase Agreement and the Transaction Documents reflected on Schedule 3.3.

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                                TABLE OF CONTENTS


ARTICLE IDEFINITIONS  2

ARTICLE IIPURCHASE AND SALE OF SHARES AND ASSETS     9
      2.1  Share Transfers 9
      2.2  Asset Transfers 9
      2.3  Purchase Price  10
      2.4  Closing Date Payment 11
      2.5  Post Closing Adjustment to Purchase Price 11
      2.6  Assumption of Obligations 13
      2.7  Taxes  13

ARTICLE III REPRESENTATIONS AND WARRANTIES OF MYER, PCA,NAPP AND THE MARKETING
COMPANIES   14
      3.1  Organization and Authority14
      3.2  Conflicts  15
      3.3  Consents   15
      3.4  PCA Shares 15
      3.5  CIG Shares 16
      3.6  NAPP Shares     16
      3.7 Financial Statements 16 3.8 Absence of Changes 17 3.9 Taxes 19 3.10 Tangible Personal Property19 3.11 Accounts Receivable 19 3.12 Intellectual Property19 3.13 Leases 20 3.14 Contracts 21 3.15 Title 25 3.16 Employee Benefits 25
           (a)    Disclosure    25
           (b)    Pension Plans 26
           (c)    Multiemployer Plan 28
           (d) Prohibited  Transactions  28 (e) Copies of Relevant  Documents 28
           (f) Validity and Enforceability 28 (g) Financial Statements 29 (h) Payments to Retirees 29 (i) Other Employee Matters 29
      3.17 Insurance  30
      3.18 Marketing Operations 30
      3.19 Compliance with Law; Market Conduct Activities 30
      3.20 Litigation 31
      3.21 Corporate Records    31
      3.22 Powers of Attorney; Accounts    32
      3.23 No Omissions    32

ARTICLE IVBUYER'S REPRESENTATIONS AND WARRANTIES     32
      4.1  Organization and Authority32
      4.2  Conflicts  33
      4.3  Consents   33
      4.4  Litigation 33
      4.5  Financial Information33
      4.6  No Omissions    34

ARTICLE VCOVENANTS OF MYER, PCA,NAPP AND THE MARKETING COMPANIES     34
      5.1  Access 34
      5.2  Conduct of Business  34
      5.3  Insurance  36
      5.4  Consents   36
      5.5  Change of Names 36
      5.6  Stand Still     36
      5.7  Financial Statements 37
      5.8  Lease Estoppels 37
      5.9  Inter-Company Obligations 37
      5.10 No Churning     37
      5.11 Termination of Plans 38
      5.12 Transfer of Assets; Assumption of Liabilities  38
      5.13 Security   38
      5.14 Agreements with Pesce and Barton     39
      5.15 Reimbursement for Certain Employment Expenditures.   39
      5.16 Assignment of Registered Trademarks  39


ARTICLE VI
      BUYER'S COVENANTS    40
      6.1  Consents   40
      6.2  Access to Personnel  40
      6.3  Third Party Trailers 40

ARTICLE VIIOTHER COVENANTS 41
      7.1  Payroll Slot Agreement    41
      7.2  Aragon Stock Agreement    41
      7.3  Consulting Agreement 42
      7.4  Terminations of Certain Agreements   42
      7.5  Waiver of CIG Shareholders' Agreement     42
      7.6  Trailer Agreements   42
      7.7  Services Agreement   43
      7.8  Allocation of PCA and NAPP Income for Tax Purposes   43
      7.9  Further Assurances   43

ARTICLE VIIICONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS   43
      8.1  Representations and Warranties  43
      8.2  Covenants  44
      8.3  Adverse Changes 44
      8.4  Legal Opinion   44
      8.5  Litigation 44
      8.6  Certified Resolutions44
      8.7  Tax Clearance Certificates44
      8.8  Third Party Consents 44
      8.9  Regulatory Approvals 45
      8.10 HSR Act Approval     45
      8.11 "Key Man" Life Insurance  45
      8.12 Transaction Documents45

ARTICLE IXCONDITIONS PRECEDENT TO THE PERFORMANCE OF MYER, PCA, NAPP AND THE MARKETING COMPANIES 46
      9.1  Representations and Warranties  46
      9.2  Covenants  46
      9.3  Legal Opinions  46
      9.4  Litigation 46
      9.5  Certified Resolutions46
      9.6  Regulatory Approvals 46
      9.7  HSR Act Approval     47
      9.8  Transaction Documents47

ARTICLE XCLOSING  47
      10.1 Time and Place of Closing 47
      10.2 Deliveries of Myer, PCA, NAPP and the Marketing Companies 47 10.3 Deliveries of Buyer 48

ARTICLE XIREMEDIES    49
      11.1 Indemnification by Myer and the Marketing Companies  49
      11.2 Indemnification by Buyer  51
      11.3 Claim Notice and Defense  52
         (a)      Third Party Claims 52
         (b)      ASC Claims    53
         (c)      Claims Between the Parties and their Affiliates    54
      11.4 Claims Limitation    54
      11.5 Arbitration     55
      11.6 Equitable Relief     57
      11.7 Costs  57
      11.8 Acceleration Right   57
      11.9 Payment Due Upon Wrongful Non-payment Period   57

ARTICLE XIITERMINATION     58
      12.1 Termination.    58

ARTICLE XIIIMISCELLANEOUS PROVISIONS 59
      13.1 Confidentiality 59
      13.2 Publicity  60
      13.3 Brokerage Fees  60
      13.4 Costs  60
      13.5 Headings   60
      13.6 Entire Agreement; Waiver  60
      13.7 Counterparts    60
      13.8 Third Parties   60
      13.9 Binding Effect; Assignment61
      13.10Survival of Representations and Warranties61
      13.11Notices62
      13.12Governing Law   63
      13.13Severability    63

LIST OF EXHIBITS  65

LIST OF SCHEDULES 66
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